Exhibit 10.2

EXECUTION COPY

SUPERPRIORITY DEBTOR-IN-POSSESSION

TERM LOAN CREDIT AGREEMENT

dated as of October 31, 2016,

among

PERFORMANCE SPORTS GROUP LTD.,

a debtor and a debtor-in-possession, as Borrower,

the SUBSIDIARY GUARANTORS from time to time party hereto,

the LENDERS from time to time party hereto,

and

9938982 CANADA INC.,

as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

		Page

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01	Defined Terms	1
Section 1.02	Terms Generally	26
Section 1.03	Quebec Interpretation Matters	26

ARTICLE 2
AMOUNT AND TERMS OF CREDIT

Section 2.01	The Commitments	26
Section 2.02	Minimum Amount of Each Borrowing	27
Section 2.03	Notice of Borrowing	27
Section 2.04	Disbursement of Funds	27
Section 2.05	Notes	28
Section 2.06	[Reserved]	28
Section 2.07	Pro Rata Borrowings	29
Section 2.08	Interest	29
Section 2.09	[Reserved]	29
Section 2.10	Increased Costs	29
Section 2.11	[Reserved]	30
Section 2.12	[Reserved]	30
Section 2.13	Change of Lending Office and Replacement of Lenders	30
Section 2.14	Security and Priority	30
Section 2.15	Collateral Security Perfection	32
Section 2.16	Payment of Obligations; No Discharge; Survival of Claims	32
Section 2.17	Canadian Interest Considerations	32

ARTICLE 3
FEES; REDUCTIONS OF COMMITMENT

Section 3.01	Fees	33
Section 3.02	Mandatory Reduction of Commitments	34

ARTICLE 4
PREPAYMENTS; PAYMENTS; TAXES

Section 4.01	Voluntary Prepayments	34
Section 4.02	Mandatory Repayments	35
Section 4.03	Method and Place of Payment	36
Section 4.04	Net Payments	36
ARTICLE 5
CONDITIONS PRECEDENT TO CREDIT EVENTS

Section 5.01	Conditions to Commitments	38
Section 5.02	Conditions to Refinancing Term Loans	40
Section 5.03	Conditions to Delayed Draw Term Loans	42

ARTICLE 6
CONDITIONS PRECEDENT TO ALL CREDIT EVENTS

Section 6.01	Notice of Borrowing	43

i

SCHEDULE 1.01	Payment Office
SCHEDULE 2.01(a)	Refinancing Term Loan Commitment
SCHEDULE 2.01(b)	Delayed Draw Term Loan Commitment
SCHEDULE 2.03	Notice Office
SCHEDULE 5.01(i)	Initial Debtors
SCHEDULE 7.14	Subsidiaries
SCHEDULE 8.12	Post-Closing Actions
SCHEDULE 9.05(iii)	Existing Investments
SCHEDULE 9.06(iii)	Existing Transactions

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Note
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Budget
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	Form of Canadian Security Agreement
EXHIBIT G	Form of Hypothec
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption Agreement
EXHIBIT L	Form of Interim Financing Order
EXHIBIT M	Form of Guaranty Joinder Agreement

v

This SUPERPRIORITY DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT, dated as of October 31, 2016, among PERFORMANCE SPORTS GROUP LTD., a British Columbia corporation (“PSG”) and debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code and under the Companies’ Creditors Arrangement Act (Canada) (the “Borrower”), the Subsidiaries of the Borrower, which are or become debtors and debtors-in-possession, which are now or which hereafter become a party hereto as Subsidiary Guarantors, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders”, and each a “Lender”), and 9938982 Canada Inc., as the Administrative Agent and Collateral Agent for the Lenders.  All capitalized terms used herein and defined in Article 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on October 31, 2016 (the “Petition Date”), the Borrower and each of the other U.S. Debtors filed a voluntary petition for relief (collectively, the “U.S. Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”).

WHEREAS, on October 31, 2016, the Borrower and each of the other Canadian Debtors brought an application (collectively, the “Canadian Cases”, and together with the U.S. Cases, the “Cases”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA” with the Ontario Superior Court of Justice (Commercial List) (the “Canadian Bankruptcy Court”, and together with the U.S. Bankruptcy Court, the “Bankruptcy Courts”, and each, a “Bankruptcy Court”).

WHEREAS, the Debtors are continuing in the possession of their assets and continuing to operate their respective businesses and manage their respective properties as debtors and debtors in possession under Section 1107(a) and 1108 of the Bankruptcy Code, and the CCAA, as applicable.

WHEREAS, the Borrower has requested the Lenders provide a new money term loan facility, consisting of (a) Refinancing Term Loans, to be funded in cash on the Closing Date in an aggregate principal amount of up to $331,300,000, and (b) Delayed Draw Term Loans, to be funded in cash in one or more drawings occurring after the Closing Date in an aggregate principal amount of up to $30,000,000, in each case, for the purposes set forth in Section 7.08; and

WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein and in the Financing Orders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                             Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Charge” shall have the meaning ascribed to the term “ABL DIP Charge” as defined in the Initial CCAA Order.

“ABL DIP Agent” has the meaning assigned to the term “Administrative Agent” as such term is defined in the ABL DIP Credit Agreement.

“ABL DIP Credit Agreement” means that certain Super-Priority Debtor-In-Possession ABL Credit Agreement, dated as of October 31, 2016, by and among the Borrower, each of the other borrowers party thereto, and Bank of America, N.A., as administrative agent.

“ABL DIP Facility” means the commitments under the ABL DIP Credit Agreement utilized in making loans thereunder.

“ABL Facilities” means collectively, the Prepetition ABL Facility and the ABL DIP Facility.

“ABL Priority Collateral” shall have the meaning assigned to the term “ABL Priority Collateral” in the Post-Petition Intercreditor Agreement.

“Account” shall mean any “account” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Acquiror” means 9938982 Canada Inc., a Canadian corporation.

“Acquiror Sale Transaction” shall have the meaning provided in Section 8.14(a).

“Additional Security Documents” shall have the meaning provided in Section 8.11(a).

“Administrative Agent” shall mean 9938982 Canada Inc., a Canadian corporation, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.01.

“Administration Charge” shall have the meaning given to such term in the Initial CCAA Order.

“Administrative Questionnaire” shall have the meaning provided in Section 12.01(a)(ii).

“Advisors” means Kirkland & Ellis LLP, Blake, Cassels & Graydon LLP, BDT & Company and Rothschild & Co. and their respective affiliates (and such other advisors, representatives and agents acting on behalf of the Administrative Agent that have been appointed by the Administrative Agent from time to time).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Agents” shall mean the Administrative Agent and the Collateral Agent, and any other agent with respect to the Credit Documents serving as an agent or similar capacity.

“Agreement” shall mean this Superpriority Debtor-In-Possession Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Rate” means 8.00% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to (x) the Borrower or (y) a Wholly-Owned Subsidiary of the Borrower that is a Credit Party, of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) pursuant to Section 9.02(iii)(y), (v), (xii) (solely for this clause (xii), to the extent the Net Sale Proceeds thereof exceed $1,500,000 in the aggregate) and (xiii) and/or any Sale Transaction.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent.

“Availability Period” shall mean the period commencing on the Closing Date and ending on the Maturity Date.

“Avoidance Actions” shall have the meaning provided in Section 2.14(a).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” shall mean any of the following products, services or facilities extended to the Borrower or any Credit Parties: (a) Cash Management Services; (b) products under Swap Contracts; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by the Borrower or any Credit Parties.

“Bank Product Debt” shall mean the Indebtedness and other obligations of the Borrower or any of its Subsidiaries relating to Bank Products.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended.

“Bankruptcy Courts” has the meaning set forth in the recitals hereto.

“Bid Procedures Order” shall have the meaning provided in Section 8.14(c).

“Bidding Procedures Motion” shall have the meaning provided in Section 8.14(a).

“Bid Protections” shall have the meaning provided in Section 8.14(a).

“Biscuit Acquisition Agreement” shall mean that certain Asset Purchase Agreement, dated as of October 31, 2016, by and among PSG, the other entities identified therein as sellers and the Acquiror in connection with the Acquiror Sale Transaction, with the same terms and conditions (including the Bid Protections) as the acquisition agreement filed in connection with the Bidding Procedures Motion.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in Section 8.01.

“Borrowing” shall mean the borrowing of Term Loans made by the Lenders to the Borrower on a Borrowing Date.

“Borrowing Base” shall mean the “Borrowing Base” as such term is defined in the ABL DIP Credit Agreement as in effect as of the date hereof.

“Borrowing Date” shall mean the Closing Date or any Delayed Draw Borrowing Date, as the context may require.

“Budget” means (a) initially, the Initial Budget and (b) following the delivery of any budget pursuant to Section 8.01(h), the budget in effect from time to time after the Signing Date pursuant to Section 8.01(h).

“Business Day” shall mean any day except Saturday, Sunday and (i) any day that shall be in New York City a legal holiday or a day on which banking institutions in New York City are authorized or required by law or other government action to close and (ii) any day that shall be in Toronto, Ontario a legal holiday or a day on which banking institutions in Toronto, Ontario are authorized or required by law or other government action to close.

“Canadian AML Acts” shall mean applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanctions and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canadian Bankruptcy Court” shall have the meaning provided in the recitals hereto.

“Canadian Cases” has the meaning set forth in the recitals hereto.

“Canadian Debtors” means the Borrower, the Canadian Subsidiaries and each other Domestic Subsidiary of the Borrower that are debtors under the Canadian Cases.

“Canadian Defined Benefit Plan” shall mean a Canadian Pension Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and the sign “Can$” shall each mean freely transferable lawful money (expressed in Canadian Dollars) of Canada.

“Canadian Employee Plan” shall mean a Canadian Pension Plan, a Canadian Welfare Plan or both.

“Canadian Pension Plan” shall mean a pension plan or plan that is subject to the Pension Benefits Act (Ontario) or any other similar legislation in any other jurisdiction of Canada for employees in Canada and former employees in Canada of the Borrower or any Subsidiary of the Borrower.

“Canadian Securities Laws” means, collectively, the securities laws of each province and territory of Canada and the respective regulations, rules, blanket rulings, orders and notices made thereunder and the national, multilateral and local instruments and published policies adopted by the Canadian Securities Regulators.

“Canadian Securities Regulators” means, collectively, the securities commission or securities regulatory authority in each of the provinces and territories of Canada.

“Canadian Security Agreements” shall mean, collectively, the security agreement and hypothec, delivered pursuant to the terms of this Agreement substantially in the form of Exhibits F and G, respectively, as amended, amended and restated or otherwise modified or supplemented from time to time in accordance with the terms hereof.

“Canadian Statutory Plan” shall mean any benefit plan that the Borrower or any Subsidiary of the Borrower is required by statute to participate in or contribute to in respect of any current or former employee, director, officer, consultant or independent contractor in Canada of that Person, or any dependent of any of them, including the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable legislation regarding healthcare, workers’ compensation insurance and employment insurance.

“Canadian Welfare Plan” shall mean any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health, hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, that is applicable to any current or former employee, director, officer, consultant or independent contractor in Canada of the Borrower or any Subsidiary of the Borrower, or any dependent of any of them, other than a Canadian Pension Plan or a Canadian Statutory Plan.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Carve-Out” has the meaning specified in the Financing Orders and includes the Administration Charge created pursuant to Section 11.52 of the CCAA, which in any case, for the period after a carve-out trigger event specified in the Financing Orders, shall not exceed $7,500,000 in the aggregate.

“Cases” has the meaning set forth in the recitals hereto.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Parties.

“Cash Disbursements” means disbursements made in cash by or on behalf of the Borrower and its Subsidiaries, including, without limitation, for investments, capital expenditures and repayments of Indebtedness, but excluding any checks (or similar instruments) outstanding on the Petition Date that are reissued in accordance with an order of the Bankruptcy Court.

“Cash Equivalents” shall mean:

(i) U.S. Dollars, Canadian Dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(iii) marketable general obligations issued by any state of the United States or any province or territory of Canada or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, province or territory and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(iv) securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;

(v) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s and a combined capital and surplus greater than $500,000,000;

(vi) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve months after the date of acquisition; and

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Cash Management Services” shall mean any services provided from time to time to the Borrower or any of its Subsidiaries in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Cash Receipts” means receipts of cash by or on behalf of the Borrower and its Subsidiaries from third parties, excluding, except to the extent forecasted in the Budget, tax refunds, proceeds from non-ordinary course asset sales (including the sale of the “Inaria” division), or other extraordinary or non-ordinary course cash receipts.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a Subsidiary of a U.S. Subsidiary that is a “controlled foreign corporation” for purposes of Section 957 of the Code.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.10 generally on other borrowers of loans under United States cash flow term loan credit facilities.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the PPSA or in the UCC as in effect on the date hereof in the State of New York.  Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Closing Date” shall mean the first Business Day on or after the Final Financing Order Date on which all of the conditions precedent set forth in Section 5.02 are satisfied or waived pursuant to the terms hereof and the funding of the Refinancing Term Loans occur.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in Section 14.01.

“Collateral Agent” shall mean the party acting as collateral agent for the Secured Parties pursuant this Agreement or to the Security Documents.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Commitment” means, with respect to any Lender, such Lender’s (x) Refinancing Term Loan Commitment and/or (y) Delayed Draw Term Loan Commitment, as the context shall require.

“Compliance Certificate” shall mean a certificate of the Responsible Officer of the Borrower substantially in the form of Exhibit J hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Rights” shall mean all rights of any Credit Party under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Credit Party and one or more additional parties (including, without limitation, any Swap Contracts, contracts for Bank Products, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements, and settlement agreements).

“Copyrights” shall mean all: (a) copyrights (whether statutory or common law, whether registered or unregistered and whether published or unpublished), and all copyright registrations and applications therefor, including, without limitation, the copyright registrations and applications in the United States Copyright Office and the Canadian Intellectual Property Office; (b) rights and privileges arising under applicable law with respect to such copyrights; and (c) renewals and extensions thereof and amendments thereto.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each Security Document and the Post-Petition Intercreditor Agreement.

“Credit Event” shall mean the making of any Term Loan.

“Credit Parties” shall mean the collective reference to the Borrower and each Subsidiary Guarantor.

“Cumulative Net Cash Flow” means, with respect to any Variance Period, an amount (which amount may be negative) equal to (a) cumulative Cash Receipts (excluding the proceeds of any Term Loans and proceeds of the ABL DIP Facility) attributable to the Borrower and its consolidated Subsidiaries in such Variance Period less (b) cumulative Cash Disbursements (other than interest on and the repayment of Term Loans and amounts outstanding under the ABL Facilities and excluding professional fees actually paid during the Variance Period) attributable to the Borrower and its consolidated Subsidiaries in such Variance Period.

“Debtors” means the Canadian Debtors and the U.S. Debtors, collectively.

“Debtor Credit Parties” means the Borrower and each other Credit Party that is a Debtor.

“Debtor Relief Laws” shall mean the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors or debt security holders, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) becomes subject to a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and as of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delayed Draw Borrowing Date” means any Business Day on which the conditions set forth in Section 5.03 and Article 6 are satisfied or waived in accordance with the terms hereof and the Delayed Draw Term Loans are made by the Delayed Draw Lenders pursuant to Section 2.01(b).

“Delayed Draw Lender” means those Lenders with a Delayed Draw Term Loan Commitment or holding Delayed Draw Term Loans.

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans hereunder on any Delayed Draw Borrowing Date. The amount of each Lender’s Delayed Draw Term Loan Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $30,000,000.

“Delayed Draw Term Loan Facility” means Delayed Draw Term Loan Commitments utilized in making Delayed Draw Term Loans hereunder.

“Delayed Draw Term Loans” means the term loans made by the Delayed Draw Lenders to the Borrower pursuant to Section 2.01(b).

“Delayed Draw Termination Date” means the earliest of the Maturity Date and the Delayed Draw Borrowing Date that results in the Delayed Draw Term Loan Commitment being reduced to $0.00.

“Deposit Accounts” shall mean all deposit, demand, time, savings, cash management, passbook or other similar accounts with a bank, credit union, trust company, similar financial institution or other Person and all accounts and sub-accounts relating to any of the foregoing accounts.

“DIP Cash Collateral” shall mean “Cash Collateral” as defined in the Final Financing Orders.

“DIP Superpriority Claim” has the meaning set forth in Section 2.14.

“D&O Charge” shall have the meaning given to such term in the Initial CCAA Order.

“Disqualified Stock” shall mean any preferred Equity Interests of the Borrower.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding on or after the Signing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.

“Documents” shall mean “documents” as such term is defined in the UCC as in effect on the date hereof in the State of New York or, as applicable, Documents of Title as such term is defined in the PPSA as in effect on the date hereof in the Province of Ontario.

“Dollars,” “U.S.$” and “$” shall mean the lawful money of the United States.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized under the laws of (i) the United States, any state thereof or the District of Columbia (a “U.S. Subsidiary”) or (ii) Canada or any province or territory thereof (a “Canadian Subsidiary”).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub- surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, orders, directives, claims, liens, notices of liability, noncompliance or violation, penalties, investigations and/or proceedings relating in any way to any Environmental Law or any permit or license issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other equitable relief or other actions arising out of or relating to any Environmental Law or an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.

“Environmental Law” shall mean any Federal, state, provincial, foreign or local statute, law, rule, regulation, by-law, restriction, ordinance, code, permit, binding guideline, agreement and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order or direction, consent decree or judgment, relating to the Environment, human health and safety or Hazardous Materials, including, without limitation, in the United States: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; in Canada: the Canadian Environmental Protection Act, 1999, S.C. 1999, c. 33, the Fisheries Act, R.S.C., 1985, c. F-14; Species at Risk Act, S.C. 2002, c. 29; Transportation of Dangerous Goods Act, 1992, S.C. 1992, c. 34, and any state, provincial and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment” shall mean any “equipment” as such term is defined in the UCC as in effect on the date hereof in the State of New York and in the PPSA, as applicable, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Credit Party and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor section thereof.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Sections 412 or 430 of the

Code or Sections 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by the Borrower, a Subsidiary of the Borrower, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of the Borrower, a Subsidiary of the Borrower, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or the receipt by the Borrower, a Subsidiary of the Borrower, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (e) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by the Borrower, a Subsidiary of the Borrower, or an ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of the Borrower, a Subsidiary of the Borrower, or an ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which the Borrower or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Subsidiary could reasonably be expected to have liability, (h) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (i) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (j) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (k) the receipt by the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA or, (l) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Article 10.

“Excluded Agreements” shall have the meaning provided in “Excluded Property”.

“Excluded Property” shall mean:

(a)           any leases, licenses, Instruments, Contracts, Chattel Paper, Intangibles, Permits, governmental licenses, provincial, territorial or local franchises, charters or authorizations or other contracts or agreements (other than an Account or Chattel Paper) with or issued by Persons other than the Borrower or Subsidiaries of the Borrower or an Affiliate thereof (collectively, “Excluded Agreements”) that would otherwise be included in the Collateral (and such Excluded Agreements shall not be deemed to constitute a part of the Collateral) for so long as, and to the extent that, the granting of such a security interest or hypothec pursuant hereto would invalidate or result in a violation, breach, default or termination of such Excluded Agreements or create a right of termination in favour of, or require the consent of, any party thereto (in each case other than the Borrower or a Subsidiary Guarantor) (in each case, except to the extent any such violation, breach, default, termination, right or consent would be rendered ineffective under the Bankruptcy Code, the UCC, the PPSA or other applicable law); provided, however, that a security interest or hypothec in an Excluded Agreement in favour of the Secured Parties shall attach immediately (i) at such time as Credit Party’s grant of a security interest or hypothec in such Excluded Agreement no longer results in a violation, breach, default or termination thereof or thereunder or no longer creates such right of termination or such right has been waived or requires such consent or such consent has been obtained, (ii) to the extent severable, to any portion of such Excluded Agreement that does not result in a respective violation, breach, default, termination or right or consent thereof or thereunder and (iii) to any proceeds or receivables of such Excluded Agreement that are not Excluded Property;

(b)           any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest or hypothec therein would impair the validity or enforceability of such intent-to-use trademark application under applicable United States federal law;

(c)           any Margin Stock;

(d)           cash that is segregated for utility deposits under any order of the Bankruptcy Court or that secures any letters of credit outstanding and permitted to be outstanding and secured pursuant to the terms of this Agreement;

(e)           those assets as to which the Administrative Agent and the Lead Borrower reasonably agree in a writing to the Collateral Agent that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby;

(f)            any Avoidance Actions; and

(g)           any of the following:

(i)            any Intangibles, Instruments, Investment Property, Chattel Paper, Documents, Money or Goods that would otherwise be included in the Collateral (and such Intangibles, Instruments, Investment Property, Chattel Paper, Documents, Money or Goods shall not be deemed to constitute a part of the Collateral) if such Intangibles, Instruments, Investment Property, Chattel Paper, Documents, Money or Goods have been sold or otherwise transferred in connection with a sale-leaseback transaction permitted under Section 9.02(xi), or are subject to any Liens permitted under Section 9.01(vii), or constitute the Proceeds or products of any Intangibles, Instruments, Investment Property, Chattel Paper, Documents, Money or Goods that have been so sold or otherwise transferred, in each case in accordance with the terms of this Agreement, so long as such Proceeds or products remain subject to the Liens referenced above in this clause (i); and

(ii)           any property or asset that would otherwise be included in the Collateral (and such property or asset shall not be deemed to constitute a part of the Collateral) if such property or assets is subject to a Lien permitted by Section 9.01(xiv);

in each case pursuant to preceding clauses (g)(i) through (ii), for so long as, and to the extent that, the granting or existence of such a security interest or hypothec pursuant hereto would result in a breach, default or termination of any agreement relating to the respective Lien or obligations secured thereby (in each case, except to the extent any such breach, default or termination would be rendered ineffective under the UCC, the PPSA or other applicable law); provided that immediately upon repayment of the Indebtedness and/or other monetary obligation secured by a Lien referenced in clauses (g)(i) through (ii), the relevant Credit Party shall be deemed to have granted a security interest or hypothecin all of its rights, title and interests under or in such Intangibles, Instruments, Investment Property, Chattel Paper, Documents, Money or Goods that are the subject of such Lien; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in any of clauses (a) through (g) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in any of clauses (a) through (f)).

“Excluded Subsidiary” shall mean any Subsidiary of the Borrower that is (a) a Foreign Subsidiary that is (i) a direct or indirect Subsidiary of a U.S. Subsidiary and (ii) a CFC, (b) a FSHCO, (c) a U.S. Subsidiary of a Foreign Subsidiary, (d) prohibited by applicable Law from guaranteeing the Facilities and (e) any other Subsidiary where the Borrower and Administrative Agent reasonably agree (in writing by the Administrative Agent and confirmed by the Borrower), that the cost or other consequences (including any adverse tax consequences) of guaranteeing the Obligations shall be excessive in view of the value to be afforded thereby; provided that, notwithstanding the above, (x) if a Subsidiary executes a joinder hereto to become a “Subsidiary Guarantor” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under Article 13 as a “Subsidiary Guarantor” in accordance with the terms hereof), (y) if a Subsidiary serves as a guarantor under the ABL Facilities and/or the Prepetition Term Loan Credit Agreement, then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under Article 13 as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof) and (z) no U.S. Subsidiary or Canadian Subsidiary of the Borrower existing on the Signing Date will be an Excluded Subsidiary.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of income Taxes, in each case, either pursuant to the laws of the jurisdiction in which such Recipient is organized or in which the principal office or applicable lending office of such Recipient is located (or any political subdivision thereof) or that are Other Connection Taxes, (b) any branch profits Taxes under Section 884(a) of the Code, Section 219 of the ITA or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13), any U.S. federal or Canadian withholding Tax that (i) is imposed on amounts payable to such Lender pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 4.04(a) or (ii) is attributable to such Recipient’s failure to comply with Section 4.04(b) or Section 4.04(c), (d) any U.S. federal withholding Taxes under FATCA, (e) any Taxes imposed on a payment by or on account of any obligation of a Credit Party under any Credit Document: (A) (i) to a Person with which the Credit Party does not deal at arm’s length (for the purposes of the ITA) at the time of making such payment or (ii) in respect of a debt or other obligation to pay an amount to a Person with whom the payer is not dealing at arm’s length (for the purposes of the ITA) at the time of such payment and (B) on which the Tax is imposed by reason of such non-arm’s length relationship and (f) any Taxes imposed on a Recipient by reason of such Recipient: (i) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of any Credit Party, or (ii) not dealing at arm’s length (for the purposes of the ITA) with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of any Credit Party.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version), any intergovernmental agreement entered into in connection with the foregoing or any fiscal or regulatory legislation or rules adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” shall have the meaning provided in Section 7.15(d).

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to members of the Federal Reserve System and other financial institutions on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Final Financing Orders” shall mean collectively a final order of the U.S. Bankruptcy Court approving the Term Loan Facilities, with a similar order being rendered by the Canadian Bankruptcy Court as part of any “comeback hearing”, both of which shall be in form and substance acceptable to the Required Lenders in their sole discretion (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof in form and substance acceptable to the Required Lenders in their sole discretion).

“Final Financing Order Date” shall mean the latest of the dates upon which entry of a Final Financing Order is made.

“Financing Orders” shall mean the Interim Financing Order, the Final Financing Orders and any other order of the Bankruptcy Courts in relation to the ABL DIP Facility.

“Fixtures” shall mean “fixtures” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Asset Sale” shall have the meaning provided in Section 4.02(g).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States or Canada by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States or Canada, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Recovery Event” shall have the meaning provided in Section 4.02(g).

“Foreign Subsidiaries” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCO” shall mean any U.S. Subsidiary that has no material assets other than the Equity Interests in one or more CFCs.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) which are applicable to the circumstances as of the date of determination.

“General Intangibles” shall mean “general intangibles” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Governmental Authority” shall mean the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, for the avoidance of doubt, any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” shall have the meaning provided in Section 13.01.

“Guaranty” shall have the meaning provided in Section 13.01.

“Guaranty Supplement” shall have the meaning provided in Section 13.05.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products or byproducts, hydrocarbons, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material, substance or waste regulated or for which liability may arise under any Environmental Law.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all net obligations under any Swap Contracts and any Bank Product Debt or under any similar type of agreement, (vii) all Off-Balance Sheet Liabilities of such Person and (viii) all obligations in respect of Disqualified Stock. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (b) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed and is required by GAAP to be reflected as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries.

“Indemnified Person” shall have the meaning provided in Section 12.01.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Credit Parties under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Transferee” shall mean (i) certain Persons identified as “Ineligible Transferees” in writing to the Administrative Agent by the Borrower on or prior to the date of this Agreement and (ii) operating companies which are bona fide competitors of the Borrower and such competitors’ subsidiaries and controlling equity holders (other than bona fide debt funds) as may be identified by name in writing to the Administrative Agent prior to the date of this Agreement (but only with the consent of the Administrative Agent, not to be unreasonably withheld, by delivery of notice to the Administrative Agent setting forth such person or persons.

“Initial Budget” has the meaning specified in Section 5.01(g).

“Initial CCAA Order” means the Order of the Canadian Court in the Canadian Case, granting the Canadian Debtors the protection of the CCAA, and shall be acceptable in form and substance reasonably acceptable to the Required Lenders.

“Instrument” shall mean “instruments” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all Accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Credit Party’s customers, and shall specifically include all “inventory” as such term is defined in the PPSA or in the UCC as in effect on the date hereof in the State of New York, as applicable.

“Intellectual Property” shall mean all: (a) intellectual property of every kind and nature in any jurisdiction throughout the world, including designs, Patents, Copyrights, Trademarks, Software, Trade Secrets, rights under Licenses, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing; (b) rights, priorities and privileges corresponding to any of the foregoing throughout the world, including as provided by international treaties or conventions, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto; (c) Proceeds, income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for past and future infringements, misappropriations, or other violations thereof; and (d) rights to sue for past, present, and future infringements, misappropriations, or other violations of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing.

“Intercompany Charge” shall have the meaning given to such term in the Initial CCAA Order.

“Interim Financing Order” has the meaning specified in Section 5.01(j) and for purposes hereof shall be deemed to include the Initial CCAA Order.

“Interim Financing Order Date” shall mean the date of entry of the Interim Financing Order.

“Interim Order Intercreditor Arrangements” has the meaning specified in Section 5.01(j).

“Investment Property” shall mean “investment property” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Investments” shall have the meaning provided in Section 9.05.

“ITA” shall mean the Income Tax Act (Canada), as amended from time to time.

“Joint Venture” shall mean any Person other than an individual or a Subsidiary of the Borrower (i) in which the Borrower or any of its Subsidiaries holds or acquires an ownership interest (by way of ownership of Equity Interests or other evidence of ownership) and (ii) which is engaged in a business permitted by Section 9.09.

“KEIP / KERP Charge” means the charge provided for in the Final Financing Order or subsequent Order under the Canadian Cases which charge shall not exceed the amount set forth in the Final Financing Order of the Canadian Bankruptcy Court to secure the obligations of the Credit Parties pursuant to payments to be made to key employees under a key employee retention plan subject to and in accordance with the terms of the Final Financing Order or subsequent Order under the Canadian Cases.

“Laws” shall mean any and all federal, state, provincial, local, foreign and supranational treaties, statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lender” means (a) the Refinancing Term Lenders (other than any such Person that has ceased to be a party hereto by assignment of all of its Refinancing Term Loans and Refinancing Term Loan Commitments), (b) the Delayed Draw Lenders (other than any such Person that has ceased to be a party hereto by assignment of all of its Delayed Draw Term Loans and Delayed Draw Term Loan Commitments) and (c) any Person that becomes a “Lender” hereunder pursuant to Section 12.04(b).

“Licenses” means any and all licenses, agreements and similar arrangements in respect of the licensing or use of any Intellectual Property.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, hypothec, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Liquidity” shall mean the sum of (a) unrestricted cash on the balance sheet of the Borrower and the other Credit Parties which are subject to a perfected first-priority lien of the ABL DIP Agent (or, after the payment in full of the ABL DIP Facility, the Administrative Agent), subject to the Carve-Out and the Administration Charge plus (b) the amount of “Availability” as such term is defined in the ABL DIP Credit Agreement as in effect as of the date hereof plus (c) after the Final Financing Order Date, the aggregate amount of undrawn Delayed Draw Term Loan Commitments then in effect.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, business or properties of a Credit Party, (b) the ability of a Credit Party to duly and punctually pay or perform their obligations under this Agreement and/or any other Credit Document in accordance with the terms thereof, or (c) the practical realization of the benefits of the Agent’s and each Lender’s rights and remedies under this Agreement, the Credit  Documents or any of the Financing Orders in each case, excluding the commencement, continuation and prosecution of the Cases and the consequences that would reasonably be expected to occur as a direct result thereof.

“Maturity Date” shall mean the earliest to occur of (i) the Scheduled Maturity Date, (ii) the consummation of a Sale Transaction, (iii) the acceleration of the Term Loans and the termination of all Commitments in accordance with this Agreement, (iv) three (3) Business Days from the Petition Date if the Interim Financing Order from each Bankruptcy Court, in form and substance acceptable to the Required Lenders in their reasonable discretion, is not entered into and/or (v) 30 days from the Interim Financing Order Date if the Final Financing Order from the U.S. Bankruptcy Court, in form and substance acceptable to the Required Lenders in their reasonable discretion, is not entered into (or, in each case of the foregoing, a later date that is agreed to in writing by the Lenders in their reasonable discretion).

“Milestones” shall have the meaning provided in Section 8.14.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Monitor” means Ernst & Young LLP, the monitor appointed by the Canadian Bankruptcy Court in the Canadian Cases.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which the Borrower or a Subsidiary of the Borrower has any obligation or liability, including on account of an ERISA Affiliate, or any Canadian Pension Plan that is a Multiemployer Plan as defined under applicable Canadian Law.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, the gross cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by the respective Person from such incurrence.

“Net Equity Proceeds” shall mean, with respect to any issuance of Equity Interests of the Borrower, the gross cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by the Borrower from such issuance.

“Net Recovery Event Proceeds” shall mean, with respect to any Recovery Event, an amount in cash equal to the gross cash proceeds (net of reasonable costs and any taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“Net Sale Proceeds” shall mean, with respect to any Asset Sale, an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the reasonable costs of, and expenses associated with, such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness or other obligations (other than Indebtedness secured pursuant to this Agreement or the Security Documents) which is secured by the assets which were sold), and the incremental taxes paid or payable as a result of such Asset Sale.

“Non-Consenting Lender” shall have the meaning provided in Section 12.11(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall have the meaning provided in Section 2.05.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean the address for notices set forth on Schedule 2.03.

“Obligations” shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrower or for which the Borrower is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument.

“OFAC” shall have the meaning provided in Section 7.15(b).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Officers’ Certificate” shall mean, as applied to any Person, a certificate executed on behalf of such Person by a Responsible Officer of such Person.

“Order” shall mean an issued and entered order of the U.S. Bankruptcy Court or the Canadian Court.

“OSC Investigation” shall mean the continuous disclosure review commenced by the Ontario Securities Commission on April 1, 2016.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes that are imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Tax (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Patents” shall mean all: (a) industrial designs, letters patent, certificates of inventions, all registrations and recordings thereof, and all applications for letters patent, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the Canadian Intellectual Property Office, and (b) reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein and all improvements thereto.

“Participant” shall have the meaning provided in Section 12.04(d).

“Participant Register” shall have the meaning provided in Section 12.04(d).

“Patriot Act” shall have the meaning provided in Section 12.15.

“Payment in Full” or “Paid in Full” means, with respect to the Obligations, (i) the termination of the Commitments of all of the Lenders and (ii) indefeasible payment in full in Dollars of all Obligations (other (x) than contingent indemnification obligations and other obligations not then payable which expressly survive termination and (y), as to which no claim has been asserted and, in the case of clause (y), to the extent arrangements satisfactory to the applicable Lender shall have been made in respect of any such Obligations).

“Payment Office” shall mean the office of the Administrative Agent specified on Schedule 1.01 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Permitted Cash Flow Test” means, for the Borrower and its Subsidiaries, actual Cumulative Net Cash Flow falling below (a) $(18,502,000), with respect to the Variance Period ending November 25, 2016, (b) $(12,664,000), with respect to the Variance Period ending December 23, 2016, (c) $(7,953,000), with respect to the Variance Period ending January 20, 2017 and (b) $(6,923,000), with respect to the Variance Period ending February 17, 2017.

“Permitted Liquidity Variance” means, for the Borrower and its Subsidiaries, a negative variance in Liquidity compared to the forecasted Liquidity for the applicable week as set forth in the Initial Budget calculated with (a) a $7,500,000 cushion for each week, applicable during the period commencing from the Petition Date through week ending November 25, 2016, (b) a $10,000,000 cushion for each week, applicable during the period commencing from the week ending November 25, 2016 through week ending December 23, 2016 and (c) a $12,500,000 cushion for each week, applicable thereafter.

“Permitted Encumbrance” shall mean, with respect to any Real Estate of the Borrower or any of its Subsidiaries that is encumbered by a mortgage securing the Indebtedness under the Prepetition Term Loan Credit Agreement, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Petition Date” has the meaning set forth in the recitals hereto.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan, a Canadian Employee Plan, a Canadian Statutory Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or with respect to which the Borrower, a Subsidiary of the Borrower has, or may have, any liability.

“Platform” shall have the meaning provided in Section 8.01.

“Post-Petition Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof and effective as of the Final Financing Order Date, by and among the Administrative Agent, as the initial fixed asset administrative agent and Bank of America, N.A., as the ABL administrative agent.

“Post-Petition Intercreditor Arrangements” means the intercreditor arrangements contemplated by the Financing Orders and the Post-Petition Intercreditor Agreement.

“PPSA” shall mean the Personal Property Security Act (Ontario) or the Civil Code of Quebec; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest or hypothec in any Collateral is governed by the PPSA as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code of Quebec, “PPSA” shall mean the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prepayment Premium” has the meaning set forth in Section 3.01(a).

“Prepetition ABL Credit Agreement” shall mean that certain ABL Credit Agreement dated as of April 15, 2014, as heretofore modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed and, to the extent permitted hereunder, by and among, inter alios, the Borrower, each of the other borrowers thereto, the lenders party thereto from time to time and Bank of America, N.A., as the administrative agent and collateral agent.

“Prepetition ABL Facility” shall mean the commitments under the Prepetition ABL Credit Agreement utilized in making loans thereunder.

“Prepetition Term Loan Credit Agreement” shall mean that certain Term Loan Credit Agreement dated as of April 15, 2014, as heretofore, modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed and, to the extent permitted hereunder, by and among the Borrower, the lenders party thereto from time to time and Bank of America, N.A., as the administrative agent and collateral agent.

“Proceeds” shall mean all “proceeds” as such term is defined in the PPSA or in the UCC as in effect in the State of New York on the date hereof, as applicable, and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Credit Party from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Professionals” has the meaning specified in the definition of the term “Carve-Out” in the Financing Orders or, under the Canadian Cases, the persons who benefit from the Administration Charge.

“Projections” shall mean the detailed projected consolidated financial statements of the Borrower and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Signing Date.

“PSG” shall have the meanings assigned to such term in the preamble hereto.

“Public Lender” shall have the meaning provided in Section 8.01.

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Recordable Intellectual Property” means (i) any Patent issued by or applied for issuance with the United States Patent and Trademark Office or the Canadian Intellectual Property Office, (ii) any Trademark registered or applied for registration with the United States Patent and Trademark Office or the Canadian Intellectual Property Office, and (iii) any Copyright registered or applied for registration with the United States Copyright Office or the Canadian Intellectual Property Office.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets constituting Collateral of the Borrower or any of its Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 8.03 in respect of Collateral, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Subsidiaries in respect of any such event.

“Refinancing” shall have the meaning provided in Section 5.02(c).

“Refinancing Term Lender” means any Lender with a Refinancing Term Loan Commitment or holding Refinancing Term Loans.

“Refinancing Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Refinancing Term Loans hereunder on the Closing Date.  The amount of each Lender’s Refinancing Term Loan Commitment as of the Signing Date (immediately prior to the funding of any Refinancing Term Loans) is the amount equal to the lesser of (A) the amount necessary to consummate the Refinancing and (B) $331,300,000,which is the amount set forth on Schedule 2.01(a).

“Refinancing Term Loan Facility” means Refinancing Term Loan Commitments utilized in making Refinancing Term Loans hereunder.

“Refinancing Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Register” shall have the meaning provided in Section 12.04(c).

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Indemnified Person” of an Indemnified Person shall mean (1) any controlling Person or controlled Affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling Persons or controlled Affiliates and (3) the respective agents of such Indemnified Person or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation or administration of this Agreement or the syndication of the Term Loans. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into, through or upon the Environment or within, from or into any building, structure, facility or fixture.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Term Loans as of any date of determination represent greater than 50% of the sum of all outstanding principal of Term Loans of Non-Defaulting Lenders at such time; provided that to the extent that there are only two (2) Lenders, each Lender shall be a Required Lender.

“Requirement of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, its chief executive officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of the Borrower, or any other officer of the Borrower having substantially the same authority and responsibility.

“Returns” shall have the meaning provided in Section 7.09.

“RPMRR” shall mean the Register of Personal and Movable Real Rights (Quebec).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division.

“Sale Transaction” shall have the meaning provided in Section 8.14(a).

“Sale Transaction Restructuring” shall mean the transactions expressly contemplated by Schedule 5.18 of the Biscuit Acquisition Agreement as in effect as of the date hereof or as otherwise agreed to in writing by the Required Lenders.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Scheduled Maturity Date” shall mean the date that is 120 days after the Petition Date.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 8.01 Financials” shall mean the quarterly and monthly financial statements required to be delivered pursuant to Sections 8.01(a) and (b).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders and each other agent or representative of the Lenders hereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Commission” shall mean a securities commission or any other securities regulatory authority in Canada.

“Security Document” shall mean and include this Agreement, the Canadian Security Agreements and, after the execution and delivery thereof, each Additional Security Document and the Financing Orders.

“Signing Date” shall mean the first Business Day on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived pursuant to the terms hereof.

“Software” shall mean all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all rights related thereto and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Guarantor” shall mean each of the Subsidiaries listed on the signature page hereto and each Domestic Subsidiary of the Borrower established, created or acquired after the date hereof which becomes a party to this Agreement in accordance with the requirements of this Agreement.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the UCC as in effect on the date hereof in the State of New York.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions (including, without limitation, payroll deductions), charges, fees, assessments, liabilities or withholdings (including backup withholding) imposed by any Governmental Authority in the nature of a tax, including interest, penalties and additions to tax with respect thereto.

“Term Loan Commitments” shall mean with respect to any Lender, such Lender’s Refinancing Term Loan Commitment and/or Delayed Draw Term Loan Commitment.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, (i) prior to the initial funding of the Refinancing Term Loans on the Closing Date, that Lender’s Commitment, and (ii) after the initial funding of the Refinancing Term Loans on the Closing Date, the sum of (a) the aggregate outstanding principal amount of the Term Loans of that Lender and (b) the remaining Commitment of that Lender (to the extent such Commitments have not terminated or expired as of such date).

“Term Loan Facilities” means the Refinancing Term Loan Facility and the Delayed Draw Term Loan Facility.

“Term Loans” means the Refinancing Term Loans and the Delayed Draw Term Loans.

“Term Priority Collateral” shall have the meaning assigned to the term “Fixed Asset Priority Collateral” in the Post-Petition Intercreditor Arrangements as in effect as of the Closing Date.

“Threshold Amount” shall mean $500,000.

“Trade Secrets” shall mean all confidential and proprietary information, including, without limitation, know-how, show-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“Trademarks” shall mean all: (a) trademarks, service marks, certification marks, domain names and associated URLs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans, other source or business identifiers, all registrations and recordings thereof, and all registrations and applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office and the Canadian Intellectual Property Office that are disclosed as such in the Biscuit Acquisition Agreement as in effect as of the date hereof, (b) all extensions or renewals of any of the foregoing, (c) goodwill associated therewith or symbolized thereby, and (d) rights and privileges arising under applicable law with respect to the use of any of the foregoing.

“Transaction” shall mean (i) the execution, delivery and performance by the Credit Parties of each of the Credit Documents to which any of them is an intended party and the transactions contemplated hereby and thereby and (ii) the filing of the Cases and the related Financing Orders.

“Transaction Costs” shall mean the fees, premiums and expenses payable by the Borrower and its Subsidiaries in connection with the transactions described in clauses (i) and (ii) of the definition of “Transaction.”

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Bankruptcy Court” shall have the meaning provided in the recitals hereto.

“U.S. Cases” has the meaning set forth in the recitals hereto.

“U.S. Debtors” shall mean, collectively, the Borrower and each Domestic Subsidiary that is a debtor under the U.S. Cases.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.04(c).

“U.S. Trustee” shall mean the Office of the United States Trustee for the District of Delaware.

“Variance” shall mean a difference in the amount contained in the Initial Budget with respect to disbursements, cash requirements, unrestricted and restricted cash balance, the outstanding amount of loans under the ABL Facilities and the Delayed Draw Term Loans, net cash flow, Availability, Liquidity, the Borrowing Base or other data therein compared to the actual disbursements, cash requirements, unrestricted and restricted cash balance, the outstanding amount of loans under the ABL Facilities and the Delayed Draw Term Loans, net cash flow, Availability, Liquidity, the Borrowing Base and other data, in each case, determined on a cumulative basis from the Petition Date.

“Variance Period” means the period commencing with the week in which the Petition Date occurred through and including the most recently ended four-week period thereafter (excluding, for the avoidance of doubt, the week in which the applicable Variance Report for such Variance Period is delivered).

“Variance Report” has the meaning specified in Section 8.01(i).

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Domestic Subsidiary of such person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Work Fee” means the fees paid by PSG to the Acquiror pursuant to the Work Fee Letter, which fees shall not be subject to reimbursement, set-off or counterclaim except as expressly contemplated by the terms of the Work Fee Letter and this Agreement.

“Work Fee Letter” means that certain Work Fee Letter, dated as of October 27, 2016, by and between PSG and the Acquiror.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02                             Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by this Agreement and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  In addition to the definitions in Section 1.01, the following terms shall have the meanings set forth in the PPSA:  Accessions, Certificated Security, Consumer Goods, Financial Asset, Futures Account, Futures Contract, Money, Security, Securities Account, Security Entitlement, Security Certificate, and Uncertificated Security.

Section 1.03                             Quebec Interpretation Matters. For purposes of any assets, liabilities or entities located in the Province of Quebec (Canada) and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall include “movable property”, (ii) “real property” or “real estate” shall include “immovable property”, (iii) “tangible property” shall include “corporeal property”, (iv) “intangible property” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (vi) all references to filing, perfection, priority, remedies, registering or recording under the PPSA shall include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or hypothec as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” shall include “legal hypothecs”, (xii) “joint and several” shall include “solidary”, (xiii) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (xv) “easement” shall include “servitude”, (xvi) “priority” shall include “prior claim”, (xvii) “survey” shall include “certificate of location and plan”, (xviii)  “fee simple title” shall include “absolute ownership”, (xix) “accounts” shall include “claims”, and (xx) “guarantee” or “guarantor” shall include “suretyship” or “surety”.  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.

ARTICLE 2
AMOUNT AND TERMS OF CREDIT

Section 2.01                             The Commitments.

(a)                                 Subject to the terms and applicable conditions set forth herein, each Refinancing Term Lender severally agrees to make Refinancing Term Loans in Dollars to the Borrower on the Closing Date in a single drawing and in an aggregate principal amount not to exceed its Refinancing Term Loan Commitment; provided that, if for any reason the full amount of any Refinancing Term Lender’s Refinancing Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically expire and be terminated and cancelled upon giving effect to the funding of the drawn Refinancing Term Loans on the Closing Date.  Each Refinancing Term Lender’s Refinancing Term Loan Commitment shall expire and be terminated immediately and without further action on the Closing Date after giving effect to the funding of such Refinancing Term Lender’s Refinancing Term Loan Commitment on the Closing Date.

(b)                                 Subject to the terms and applicable conditions set forth herein, each Delayed Draw Lender having a Delayed Draw Term Loan Commitment severally agrees to make one or more Delayed Draw Term Loans in Dollars to the Borrower on any Delayed Draw Borrowing Date in an aggregate principal amount specified in the applicable Notice of Borrowing not to exceed its then outstanding Delayed Draw Term Loan Commitment as of such Delayed Draw Borrowing Date; provided that, if for any reason the full amount of any Delayed Draw Lender’s Delayed Draw Term Loan Commitment is not fully drawn on or prior to the Delayed Draw Termination Date, the undrawn portion thereof shall automatically expire and be terminated and cancelled upon the Delayed Draw Termination Date; provided further that, (x) there shall only be one Delayed Draw Borrowing Date during any five (5) Business Day period and (y) notwithstanding the occurrence of an  Event of Default hereunder or a “termination date” as defined in the Final Financing Order, the Lenders shall make available a Delayed Draw Term Loan available to the Borrower to fund the Carve-Out in the lesser of (x) the Lenders’ portion of the post-carve out amount (as defined in the Final Financing Order) or (y) the balance of any remaining undrawn Delayed Draw Commitments immediately prior to such default or termination.  Each Delayed Draw Lender’s Delayed Draw Term Loan Commitment shall expire and be terminated immediately and without further action on the Delayed Draw Termination Date after giving effect to the funding of such Delayed Draw Lender’s Delayed Draw Term Loan Commitment on any Delayed Draw Borrowing Date that has occurred on or prior to such date.

(c)                                  The obligations of the Lenders hereunder to make Term Loans or any other payments are several and not joint.  The failure of any Lender to make any Term Loan or to make any other payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loans or payment.

(d)                                 Amounts of Term Loans borrowed from time to time under this Section 2.01 that are repaid or prepaid may not be reborrowed. The Delayed Draw Term Loans and the Refinancing Term Loans shall constitute a single class of Term Loans for all purposes of this Agreement and the other Credit Documents.

Section 2.02                             Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Term Loans shall not be less than the Minimum Borrowing Amount and integral multiples of $500,000 in excess of that amount.

Section 2.03                             Notice of Borrowing. Whenever the Borrower desires to make a Borrowing of Term Loans hereunder, the Borrower shall give the Administrative Agent at its Notice Office at least three (3) Business Days’ prior written notice before 11:00 a.m. (New York City time) on such day (or such later time as the Administrative Agent shall agree in it its reasonable discretion). Each such notice (each, a “Notice of Borrowing”), shall be irrevocable and shall be in writing in the form of Exhibit A, appropriately completed to specify: (a) the aggregate principal amount of the Term Loans to be made pursuant to such Borrowing and (b) the date of such Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

Section 2.04                             Disbursement of Funds. No later than 11:00 A.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in U.S. Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders by no later than 2:00 P.M. (New York City time). Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the

Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (a) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (b) if recovered from the Borrower, the rate of interest applicable to the relevant Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

Section 2.05                             Notes.

(a)                                 The Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.04(c), and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)                                 The Note issued to each requesting Lender with outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Closing Date (or, if issued after the Closing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loans made by such Lender on the Closing Date (or, if issued after the Closing Date, be in a stated principal amount equal to the outstanding Term Loans of such Lender at such time) and be payable in the outstanding principal amount of Term Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.08, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)                                  [Reserved].

(d)                                 Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans.

(e)                                  Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Term Loans to the Borrower shall affect or in any manner impair the obligation of the Borrower to pay the Term Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Term Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Term Loans.

Section 2.06                             [Reserved].

Section 2.07                             Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of such Lenders’ Commitments. No Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder, and each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

Section 2.08                             Interest.

(a)                                 The Borrower agrees to pay interest in respect of the unpaid principal amount of each Term Loan made to the Borrower hereunder from the date of Borrowing thereof until paid in full, at a rate per annum which shall be equal to the Applicable Rate.

(b)                                 During the occurrence of an Event of Default and (other than with respect to amounts that are due and not paid, including overdue principal and interest, in respect of each of which Default Rate Interest will accrue automatically upon the occurrence and continuance of an Event of Default) after delivery of notice by the Administrative Agent, all Obligations (including any interest, fees or premiums) shall, in each case, accrue at a rate per annum equal to 2.00% per annum in excess of the relevant rate for such Obligations (the “Default Rate Interest”), with all such amounts to be payable on demand.

(c)                                  Accrued (and theretofore unpaid) interest shall be calculated daily and payable monthly in arrears on (i) the first day of each month, (ii) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (iii) at maturity (whether by acceleration or otherwise) and (iv) after such maturity, on demand.

(d)                                 For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (three hundred sixty (360) days, for example) is equivalent to the stated rate multiplied by the actual number of days in the year (three hundred sixty-five (365) or three hundred sixty-six (366), as applicable) and divided by the number of days in the shorter period (three hundred sixty (360) days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

Section 2.09                             [Reserved].

Section 2.10                             Increased Costs.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)                                  subject any Recipient to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to increase the cost to such Lender or such other Recipient, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11                             [Reserved].

Section 2.12                             [Reserved].

Section 2.13                             Change of Lending Office and Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.04, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 4.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.04 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13(a), the Borrower may replace such Lender in accordance with Section 12.20.

Section 2.14                             Security and Priority.  Upon, and subject to, the entry of the Final Financing Orders and the terms of the Post-Petition Intercreditor Arrangements, all of the Obligations of each Debtor Credit Party shall, subject to the Carve-Out, at the times noted above:

(a)                                 Pursuant to Section 364(c)(1) of the Bankruptcy Code and after entry of the Final Financing Order, constitute allowed superpriority administrative expense claims against the Debtor Credit Parties (without the need to file any proof of claim) with priority over any and all claims against the Debtor Credit Parties, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 363, 365, 503(a), 503(b), 506(c) (upon entry of the Final Financing Order by the U.S. Bankruptcy Court, to the extent therein approved), 507(a), 507(b) (other than allowed 507(b) claims of the lenders under the Prepetition ABL Credit Agreement and Prepetition Term Loan Credit Agreement as provided under the Interim Financing Order by the U.S. Bankruptcy Court or the Final Financing Order by the U.S. Bankruptcy Court, as applicable, including adequate protection obligations), 726, 1113 or 1114 of the Bankruptcy Code (including any adequate protection obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all pre- and postpetition property, whether existing on the Petition Date or thereafter acquired, of the Debtor Credit Parties and all proceeds thereof (excluding Avoidance Actions, but including, subject to the entry of the Final Financing Order by the U.S. Bankruptcy Court, the proceeds thereof), subject only to (1) Permitted Liens that are valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date and that are not impaired, affected or modified by the Interim Financing Order (or the Final Financing Order, when applicable) and/or that have priority after the Petition Date by operation of Law and (2) the Carve-out and the Administration Charge.  The DIP Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that the Interim Financing Order by the U.S. Bankruptcy Court (or, after entry thereof, the Final Financing Order by the U.S. Bankruptcy Court) or any provision thereof is vacated, reversed, amended or otherwise modified, on appeal or otherwise.  Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Financing Orders and the Security Documents and Post-Petition Intercreditor Arrangements be secured by a valid, binding, perfected, continuing, enforceable, non-avoidable first priority security interest and Lien on the Collateral of each Debtor Credit Party (i) to the extent such Collateral is not subject to valid, enforceable, perfected and non-avoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date and that are not impaired, affected or modified by the Interim Financing Order (or the Final Financing Order, when applicable) and/or that have priority after the Petition Date by operation of Law, with all other Permitted Liens on such Collateral being junior in ranking except as expressly provided in Section 9.01 hereof and (ii) excluding claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code (collectively “Avoidance Actions”) but including, subject to the entry of the Final Financing Order by the U.S. Bankruptcy Court, the proceeds thereof.

(b)                                 Pursuant to Section 364(d)(1) of the Bankruptcy Code, the Security Documents, the Financing Orders and the Post-Petition Intercreditor Arrangements and subject to the terms thereof, be secured by a first lien, senior, valid, binding, perfected, continuing, enforceable, non-avoidable security interest and Lien on all Term Priority Collateral of each Debtor Credit Party (excluding Avoidance Actions, but including, subject to the entry of the Final Financing Order by the U.S. Bankruptcy Court, the proceeds thereof), which security interests and Liens on such Collateral shall in each case be subject only to (1) Permitted Liens that are valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date and that are not impaired, affected or modified by the Interim Financing Order (or the Final Financing Order, when applicable)and/or that have priority after the Petition Date by operation of Law and (2) the Carve-out and the Administration Charge, with all other Permitted Liens on the Term Priority Collateral being junior in ranking except as expressly provided in Section 9.01 hereof.

(c)                                  Pursuant to Section 364(c)(3) of the Bankruptcy Code, the Security Documents, the Financing Orders and the Post-Petition Intercreditor Arrangements and subject to the terms thereof, be secured by a valid, binding, perfected, continuing, enforceable, non-avoidable security interest and Lien on all ABL Priority Collateral of each Debtor Credit Party (excluding Avoidance Actions, but including, subject to the entry of the Final Financing Order by the U.S. Bankruptcy Court, the proceeds thereof), which security interests and Liens on such Collateral shall in each case be subject only to (1) Permitted Liens that are valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date and that are not impaired, affected or modified by the Interim Financing Order (or the Final Financing Order, when applicable) and/or that have priority after the Petition Date by operation of Law, (2) the Permitted Liens of the ABL

Facilities and (3) the Carve-out and the Administration Charge, with all other Permitted Liens on the Term Priority Collateral being junior in ranking except as expressly provided in Section 9.01 hereof.

(d)                                 Following the Final Financing Order Date, pursuant to Section 11.2 of the CCAA, the Security Documents and the Post-Petition Intercreditor Arrangements, be secured by a super-priority charge which shall rank in priority to all other security interests, trusts, Liens, hypothecs, charges and encumbrances, claims of secured creditors, statutory or otherwise, in favor of any Person, on the Collateral of each Canadian Debtor Credit Party, subject only to (1) Permitted Liens that are valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date the priority of which has not been adversely impaired, affected or modified by the Interim Financing Order (or the Final Financing Order, when applicable) and/or that have priority after the Petition Date by operation of Law, (2) with respect to the ABL Priority Collateral, the Permitted Liens securing the ABL Facilities, and (3) the Carve-out and the Administration Charge; with all other Permitted Liens on the Collateral being junior in ranking except as expressly provided in Section 9.01 hereof.

Section 2.15                             Collateral Security Perfection.  Following the Final Financing Order Date, the Borrower agrees to take, and cause each of its Subsidiaries to take, all actions that the Administrative Agent or the Required Lenders may reasonably request as a matter of nonbankruptcy law to perfect and protect the security interests and Liens granted by the Credit Parties for the benefit of the Secured Parties upon the Collateral and for such security interests and Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements and providing such other instruments and documents in recordable form as the Administrative Agent or the Required Lenders may reasonably request, subject to any applicable limitations set forth in the Credit Documents. Following the Final Financing Order Date, the Borrower hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any UCC or PPSA jurisdiction (including the Province of Quebec) any initial financing statements and amendments thereto naming such Credit Party as “debtor” that (a) indicate the Collateral (i) as all assets of such Credit Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or the PPSA, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC or similar provisions of the PPSA, for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Credit Party is an organization, the type of organization and any organization identification number issued to such Credit Party and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Credit Party agrees to furnish any such information to the Administrative Agent and the Advisors promptly upon request. Notwithstanding the provisions of this Section 2.15, the Administrative Agent and the Lenders shall have the benefits of the Final Financing Order.

Section 2.16                             Payment of Obligations; No Discharge; Survival of Claims.

(a)                                 Subject to the provisions of Section 10.02, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Credit Parties under this Agreement or any of the other Credit Documents, the Lenders and the other Secured Parties shall be entitled to immediate payment of such Obligations and to exercise of any and all remedies under, but subject to, the Financing Orders.

(b)                                 The Borrower agrees that, to the extent that the Obligations have not been Paid in Full, (i) its Obligations arising hereunder shall not be discharged by the entry of any order of the Bankruptcy Courts, including but not limited to an order confirming any chapter 11 plan or plans filed in any or all of the Cases (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the DIP Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Financing Orders and described in Section 2.14 and the Liens on any assets of any Debtor Credit Parties granted to the Administrative Agent pursuant to the Financing Orders and described in Section 2.14 shall not be affected in any manner by the entry of any order of the Bankruptcy Courts confirming any such plan.

Section 2.17                             Canadian Interest Considerations. The parties hereto intend to comply with applicable law relating to usury. Notwithstanding any other provision of this Agreement or any other Credit Document, in no event shall any Credit Document require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by applicable law or in an amount or at a rate that would result in the receipt by the Lender or the Agents of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). Where more than one applicable law applies to the Credit Parties, the Credit Parties shall not be obliged to make payment in an amount or at a rate higher than the lowest permitted amount or rate. If from any circumstance whatever, fulfilment of any provision of any Credit Document would result in exceeding the highest rate or amount permitted by applicable law for the collection or charging of interest, the obligation to be fulfilled shall be reduced to reflect the highest permitted rate or amount. If from any circumstance the Agents or the Lenders shall ever receive anything of value as interest or deemed interest under any Credit Document that would result in exceeding the highest lawful rate or amount of interest permitted by applicable law, the amount that would be excessive interest shall be applied to the reduction of the principal amount of the relevant Term Loan, and not to the payment of interest, or if the excessive interest exceeds the unpaid principal balance of the relevant Term Loan, the amount exceeding the unpaid balance shall be refunded to the Credit Parties. In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate, the Credit Parties, the Agents and the Lenders shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and their effects, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the term of the applicable Term Loan so that interest does not exceed the maximum amount permitted by applicable law, and/or (iv) allocate interest between portions of the Obligations to the end that no portion shall bear interest at a rate greater than that permitted by applicable law. For the purposes of the Criminal Code (Canada), if there is any dispute as to the calculation of the effective annual rate of interest, the determination of a Fellow of the Canadian Institute of Actuaries appointed by the Agents shall be conclusive.

ARTICLE 3
FEES; REDUCTIONS OF COMMITMENT

Section 3.01                             Fees.

(a)                                 Unused Term Loan Commitment Fee.  From and after the entry of the Final Financing Order, the Borrower agrees to pay to each applicable Lender (other than any Defaulting Lender), through the Administrative Agent, on or before the date that is two (2) Business Days after the last Business Day of each month, on any Delayed Draw Borrowing Date (with respect to Delayed Draw Term Loan Commitments terminating on such date), and on the Maturity Date, in cash in Dollars, a commitment fee (the “Unused Term Loan Commitment Fee”) on the daily average undrawn amount of the Delayed Draw Term Loan Commitment (whether or not then available) of such Lender during the preceding thirty (30) days or ending with, as applicable, the date on which the last of the Delayed Draw Term Loan Commitments of such Lender shall be terminated) at the rate per annum equal to 1.00% per annum which Unused Term Loan Commitment Fee shall not be subject to any set-off, withholding or deduction. All Unused Term Loan Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days.  The Unused Term Loan Commitment Fee due to each Lender shall commence to accrue on the date on which the Final Financing Order is entered and shall cease to accrue on the date on which the Delayed Draw Term Loan Commitments have been drawn or terminated pursuant to this Agreement.

(b)                                 Prepayment Premium.  In the event that, on or prior to the Scheduled Maturity Date, the Borrower pays, prepays, refinances, substitutes or replaces and/or otherwise makes a repayment in whole or in part of any Term Loans pursuant to Section 4.01(a) or pursuant to Section 4.02(a) or an Event of Default shall be in existence and the Obligations shall have been accelerated and become due and payable prior to the Scheduled Maturity Date, Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Lender (including any Non-Consenting Lender whose Term Loans are repaid or replaced pursuant to Section 12.11(b)), a premium (the “Prepayment Premium”) equal to (i) 1.00% of the aggregate principal amount of the Term Loans so paid, prepaid, repaid, refinanced, substituted or replaced that are Refinancing Term Loans and (ii) 2.50% of the amount of the Delayed Draw Term Loans so paid, prepaid, refinanced, substituted or replaced and/or otherwise repaid in whole or in part; provided that, the Prepayment Premium (x) may be credited against any Work Fee and (y) shall in each case be reduced to 0.00% upon the execution by the parties thereto of, and approval by the Bankruptcy Courts of, the Bidding Procedures Motion, and the entry by the Bankruptcy Courts of the corresponding orders.  All such amounts shall be due and payable in full in cash on the date of the relevant prepayment.

(c)                                  Agent Fee.  The Borrower agrees to pay to the Administrative Agent an agency fee of $100,000 per annum, which shall be earned in full on the Signing Date and payable on the Closing Date.  Such fee will be in all respects fully earned, due and payable on the applicable dates specified herein and be non-refundable.

(d)                                 Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the account of each applicable Lender, a commitment fee (the “Commitment Fees”) (x) in an amount equal to 1.00% of the aggregate principal amount of such Lender’s Refinancing Term Loans made on the Closing Date, such fee to be accrued and earned on the Signing Date and due and payable on the Closing Date and (y) in an amount equal to 3.00% of the aggregate principal amount of such Lender’s Delayed Draw Term Loan Commitments, such fee to be accrued and earned on the Signing Date and due and payable on the Closing Date.  Such Commitment Fees will be in all respects fully earned, due and payable on the applicable dates specified herein and be non-refundable. The Commitment Fees for any Term Loans shall be paid out of the proceeds of such Term Loans made by the Term Lenders and not subject to any set-off, withholding or deduction.

(e)                                  Survival.  The obligations of the Borrower to the Administrative Agent pursuant to this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments or this Agreement, repayment of the Term Loans and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02                             Mandatory Reduction of Commitments.  (a)  In addition to any other mandatory commitment reductions pursuant to this Section 3.02, the Refinancing Term Loan Commitment shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Refinancing Term Loans on such date).

(b)                                 In addition to any other mandatory commitment reductions pursuant to this Section 3.02, the Delayed Term Loan Commitment shall terminate (x) on each Delayed Draw Borrowing Date in an amount equal to any Delayed Draw Term Loans funded on such Delayed Draw Borrowing Date and (y) in its entirety on the Delayed Draw Termination Date (and, to the extent such date is also a Delayed Draw Borrowing Date, after giving effect to the incurrence of the relevant Delayed Draw Term Loans on such date).

(c)                                  Each reduction to the Refinancing Term Loan Commitment and the Delayed Draw Term Loan Commitment pursuant to this Section 3.02 as provided above (or pursuant to Section 4.02) shall be applied proportionately to reduce the Refinancing Term Loan Commitment or the Delayed Draw Term Loan Commitment, as the case may be, of each Lender with such a Commitment.

ARTICLE 4
PREPAYMENTS; PAYMENTS; TAXES

Section 4.01                             Voluntary Prepayments.

(a)                                 The Borrower shall have the right to prepay the Term Loans, without premium or penalty (other than with respect to the Prepayment Premium pursuant to Section 3.01(b)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at its Notice Office written notice of its intent to prepay the Term Loans and the amount of the Term Loans to be prepaid, which notice shall be given by the Borrower prior to 11:00 a.m.(New York City time) at least three (3) Business Days prior to the date of such prepayment (or, such shorter period as the Administrative Agent shall agree in its reasonable discretion), and be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 and integral multiples of $500,000 in excess of that amount, or such lesser amount as is acceptable to the Administrative Agent in its reasonable discretion; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; and (iv) each prepayment of principal of Term Loans pursuant to this Section 4.01(a) shall be applied as directed by the Borrower in the applicable notice of prepayment delivered pursuant to this Section 4.01(a).

(b)                                 In the event (i) of a refusal by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the

Required Lenders as (and to the extent) provided in Section 12.11(b), or (ii) any Lender becomes a Defaulting Lender, the Borrower may, upon one (1) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Term Loans, together with accrued and unpaid interest, Fees and other amounts owing to such Lender in accordance with, and subject to the requirements of said Section 12.11(b), so long as the consents, if any, required under Section 12.11(b) in connection with the repayment pursuant to clause (b) have been obtained.

Section 4.02                             Mandatory Repayments.

(a)                                 Subject to the Post-Petition Intercreditor Arrangements, in addition to any other mandatory repayments pursuant to this Section 4.02, within five (5) Business Days following each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04), an amount equal to 100% of the Net Debt Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Section 4.02(e).

(b)                                 Subject to the Post-Petition Intercreditor Arrangements, in addition to any other mandatory repayments pursuant to this Section 4.02, (i) within five (5) Business Days following each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale of Collateral (other than a Sale Transaction), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Section 4.02(fe) and (ii) upon consummation of any Sale Transaction, an amount equal to the lesser of (A) the Net Sale Proceeds thereof or (B) the outstanding amount of all Obligations (including any interest, fees or premiums).

(c)                                  Subject to the Post-Petition Intercreditor Arrangements, in addition to any other mandatory repayments pursuant to this Section 4.02, within five (5) Business Days following each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuances of Equity Interests by the Borrower, 100% of the Net Equity Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Section 4.02(e).

(d)                                 Subject to the Post-Petition Intercreditor Arrangements, in addition to any other mandatory repayments pursuant to this Section 4.02, within five (5) Business Days following each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Recovery Event Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Section 4.02(f); provided that, notwithstanding the foregoing provisions of this clause (d), the Borrower may deliver within 5 Business Days of receipt of such Net Recovery Event Proceeds a certificate to the Administrative Agent setting forth that portion of such Net Recovery Event Proceeds that the Borrower and/or its Subsidiaries, as the case may be, intends to reinvest in the purchase of assets to replace such assets subject to the relevant Recovery Event, in each case to be used in the business of the Borrower and its Subsidiaries within 60 days following the date of receipt of such proceeds (and, in connection therewith, shall thereafter promptly provide such other information with respect to such reinvestment as the Administrative Agent may from time to time reasonably request); provided further that, (x) any such Net Recover Event Proceeds in excess of $2,500,000 shall be required to be deposited in escrow with the Administrative Agent pursuant to arrangements reasonably satisfactory to it and (y) if within 60 days after the date of receipt by the Borrower or any of its Subsidiaries of such Net Recovery Event Proceeds, the Borrower or any of its Subsidiaries have not so used all or a portion of such Net Recovery Event Proceeds otherwise required to be applied as a mandatory repayment pursuant to this sentence, the remaining portion of such Net Recovery Event Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Section 4.02(e) on the last day of 60 day period.

(e)                                  Each amount required to be applied pursuant to this Section shall be applied to repay the outstanding principal amount of Term Loans.

(f)                                   In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Term Loans shall be Paid in Full on the Maturity Date for such Term Loans.

(g)                                  Notwithstanding any other provisions of this Section 4.02, (i) to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”), the Net Recovery Event Proceeds of any Recovery Event incurred by a Foreign Subsidiary (a “Foreign Recovery Event”) are prohibited or delayed by applicable local law or applicable organizational documents of such Foreign Subsidiary from being repatriated to Canada, the portion of such Net Sale Proceeds or Net Recovery Event Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 4.02 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to Canada (the Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash sources of the Borrower and its Subsidiaries to make the relevant prepayment), and on the Maturity Date, such repatriation will be immediately effected and such repatriated Net Sale Proceeds or Net Recovery Event Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the Term Loans pursuant to this Section 4.02 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Sale Proceeds of any Foreign Asset Sale or Net Recovery Event Proceeds of any Foreign Recovery Event would have adverse tax cost consequences with respect to such Net Sale Proceeds or Net Recovery Event Proceeds, such Net Sale Proceeds or Net Recovery Event Proceeds so affected may be retained by the applicable Foreign Subsidiary.

(h)                                 Notwithstanding any other provisions of this Section 4.02, except in the case of a mandatory prepayment of the type described in Section 4.02(d), each Lender shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower.

(i)                                     Each prepayment of the Term Loans under this Section shall be accompanied by any accrued interest to the date of such prepayment on the amount prepaid and all other amounts (including any accrued and unpaid fees and premiums (including any Prepayment Premium due as a result thereof)) in respect therewith then due and payable under this Agreement.

Section 4.03                             Method and Place of Payment. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for or any counterclaim, withholding recoupment or setoff. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent or the account of the Lender or Lenders entitled thereto not later than 11:00 a.m. (New York City time) on the date when due and shall be made in U.S. Dollars in immediately available funds at the Payment Office of the Administrative Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

Section 4.04                             Net Payments.

(a)                                 All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law (as determined in the good-faith discretion of the withholding agent). If any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable by the Credit Parties shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 4.04), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. As soon as practicable after any payment of Indemnified Taxes or Other Taxes to a Governmental Authority, the Credit Parties will furnish to the Administrative Agent certified copies of tax receipts evidencing such payment by the applicable Credit Party, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within ten (10) days of written request therefor, for the amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 4.04) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any Other Taxes, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b)                                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduce rate of, withholding Tax. In addition, each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 4.04(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(c)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower: (x) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is a Lender to the Borrower and that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04 (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (d) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI (or successor form), or (e) in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” “a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments of interest to be made under this Agreement and under any Note; or (f) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W- 8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-8IMY, and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 4.04(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption), the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owners); (y) Each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent, at the times specified in Section 4.04(b), two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from U.S. federal backup withholding requirements; and (z) if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) and/or Section 1472(b) of the Code), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.04(c)(z), “FATCA” shall include any amendment made to FATCA after the Signing Date.

Notwithstanding any other provision of this Section 4.04, a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d)                                 If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 4.04(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 4.04(a) with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses, including any Taxes, of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this 4.04(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 4.04(d) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.04 shall not be construed to require any Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(e)                                  Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE 5
CONDITIONS PRECEDENT TO CREDIT EVENTS

Section 5.01                             Conditions to Commitments.  The effectiveness of the Commitments hereunder is subject to the satisfaction or waiver of the following conditions:

(a)                                 Signing Date; Credit Documents; Notes.  On or prior to the Signing Date, the Borrower, each Guarantor, the Administrative Agent and each of the Lenders on the date hereof shall have signed a counterpart of this Agreement in form and substance satisfactory to each Lender and the Administrative Agent (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent.

(b)                                 Officer’s Certificate.  On the Signing Date, the Administrative Agent shall have received an Officer’s Certificate, dated the Signing Date and signed on behalf of the Borrower (and not in any individual capacity) by a Responsible Officer of the Borrower, certifying on behalf of the Borrower that the conditions in Section 6.03 have been satisfied on such date.

(c)                                  [Reserved].

(d)                                 Corporate Documents; Proceedings, etc.

(i)                                     On the Signing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Signing Date, signed by a Responsible Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such Officer’s Certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii)                                  On the Signing Date, the Administrative Agent shall have received good standing certificates and bring-down telegrams or facsimiles, if any, or equivalents, for the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper governmental authorities.

(e)                                  Lien Searches.  On the Signing Date, each Credit Party shall have duly delivered:

(i)                                     certified copies, each of a recent date, of (x) requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any other Credit Party as debtor and that are filed in the jurisdictions referred to in Section 5.02(m)(ii), together with copies of such other financing statements that name the Borrower or any other Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens), (y) United States Patent and Trademark Office and the United States Copyright Office searches reasonably requested by the Administrative Agent and (z) reports as of a recent date listing all effective tax and judgment liens with respect to the Borrower or any other Credit Party in each jurisdiction as the Agents may reasonably require; and

(ii)                                  certified copies, each of a recent date, of (x) RPMRR, PPSA, Bank Act (Canada), or equivalent reports as of a recent date, listing all effective financing statements or other registrations that name the Borrower or any other Credit Party as debtor and that are filed in the jurisdictions referred to in clause (iii) above, together with copies of such other financing statements or other registrations that name the Borrower or any other Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens), (y) Canadian Intellectual Property Office searches reasonably requested by the Administrative Agent and (z) reports as of a recent date listing all effective executions, writs and judgment liens with respect to the Borrower or any other Credit Party in each jurisdiction as the Agents may reasonably require.

(f)                                   Financial Statements; Pro Forma Balance Sheets; Projections. On or prior to the Signing Date, the Agents and the Lenders shall have received (i) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity for the Borrower for the fiscal year ending May 31, 2016 or in lieu thereof, a draft of the consolidated financial statements in form and substance acceptable to the Lenders; (ii) the unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower the four-week period and fiscal quarter ending May 31, 2016 and for each subsequent four-week period and quarterly period of the Borrower, ended at least forty-five (45) days before the Signing Date and (iii) pro forma consolidated balance sheet and related statement of operations of the Borrower and its Subsidiaries as of and for the twelve-month period ending with the latest quarterly period of the Borrower covered by the financial statements referred to in clause (ii), all of which shall be prepared in accordance with GAAP.

(g)                                  Budget. The Administrative Agent and the Lenders shall have received a cash flow forecast in form and substance reasonably satisfactory to the Lenders depicting on a weekly basis receipts and disbursements, unrestricted and restricted cash balance, the outstanding amount of loans under the ABL Facilities and the Delayed Draw Term Loans, net cash flow, Availability, Liquidity and the Borrowing Base for each weekly period through the Scheduled Maturity Date (including the week in which the Petition Date occurred) dated as of the Petition Date and delivered to the Administrative Agent as the “Final Budget” prior to the Signing Date (the “Initial Budget”), together with a good faith estimate of all borrowings of Term Loans to be made within the first week following the Closing Date.

(h)                                 Fees, etc. On the Signing Date, the Borrower shall have paid to the Agents and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses to the extent invoiced at least two (2) Business Days prior the Signing Date) and other compensation payable to the Agents or such Lender hereunder or otherwise payable in respect of the Transaction to the extent then due.

(i)                                     Commencement of Cases; First Day Financing Orders.  On or prior to the Signing Date, the Debtor Credit Parties shall have commenced the Cases, and the Borrower and each of its Subsidiaries identified on Schedule 5.01(i) to be a Debtor shall be a debtor and a debtor-in-possession. All of the “first day orders” or “second day orders” entered by the Bankruptcy Courts on or about the time of commencement of the Cases (and, if any such orders shall not have been entered by the Bankruptcy Courts, the form of such orders submitted to the Bankruptcy Courts for approval) and all payments approved by the Bankruptcy Courts in any such orders, including the Interim Financing Order or otherwise shall be in form and substance reasonably satisfactory to the Lenders.

(j)                                    Entry of Interim Financing Order.  The Administrative Agent and the Lenders shall have received a signed copy of an order of the Bankruptcy Courts, in form and substance reasonably satisfactory to the Lenders (it being understood and agreed that an order in the form of the orders attached as Exhibit L shall, if entered by the Bankruptcy Courts, be deemed satisfactory to the Lenders) and such order shall have been entered not later than three (3) Business Days following the Petition Date (or such later date as the Lenders may agree in writing) (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Interim Financing Order”), which Interim Financing Order shall, among other things, (i) authorize the Credit Documents and the Commitments in the amounts and on the terms set forth herein, (ii) set forth certain intercreditor arrangements (the “Interim Order Intercreditor Arrangements”) with respect to the Liens securing the Prepetition Term Loan Credit Agreement and the Liens securing the obligations under the ABL Facilities, including (except in the case of the Canadian Cases) adequate protection (unless waived by the Lenders to be determined at the final hearing), (iii) approve the ABL DIP Facility and (iv) grant the DIP Superpriority Claims and other Liens on the assets of the Debtor Credit Parties referred to herein and in the other Credit Documents and which Interim Financing Order shall be in full force and effect and shall not have been amended, modified, stayed, vacated, terminated or reversed; provided that (x) if such Interim Financing Order is the subject of a pending appeal in any respect, none of such Interim Financing Order, the initial extensions of credit, or the performance by the Borrower of any of the Obligations shall be the subject of a presently effective stay pending appeal, (y) the Borrower, the Administrative Agent and the Lenders shall be entitled to rely in good faith upon such Interim Financing Order, notwithstanding objection thereto or appeal therefrom by any interested party and (z) the Borrower, the Administrative Agent and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant order has been stayed by a court of competent jurisdiction.  The Debtors shall be in compliance in all respects with the Interim Financing Order.

(k)                                 No Appointment of Trustee.  No trustee or responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code shall have been appointed or elected, with respect to any of the Credit Parties, any of their Subsidiaries or their respective properties.

(l)                                     No Unstayed Actions.  There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Borrower) threatened in any court or before any arbitrator or governmental instrumentality against any Debtor Credit Party, except for (i) the Cases or the consequences that would normally result from the commencement, continuation and prosecution of the Cases, (ii) any objections or pleadings that may have been filed in the Cases relating to authorization to enter into the Credit Documents and incur the Obligations, (iii) as could not reasonably be expected to have a Material Adverse Effect and (iv) the OSC Investigation and the SEC Investigation.

(m)                             ABL DIP Facility.  The ABL DIP Facility shall have been entered into and be in full force and effect.

Section 5.02                             Conditions to Refinancing Term Loans.  The obligation of each Lender to make Refinancing Term Loans is subject at the time of the making of such Refinancing Term Loans to the satisfaction or waiver of the following conditions:

(a)                                 Signing Date. The Signing Date shall have occurred.

(b)                                 Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received an Officer’s Certificate, dated the Closing Date and signed on behalf of the Borrower (and not in any individual capacity) by a Responsible Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Article 6 have been satisfied on such date.

(c)                                  Termination of the Prepetition Term Loan Credit Agreement. The Borrower and its Subsidiaries shall have repaid in full by applying all of the proceeds of the Refinancing Term Loans, all Indebtedness outstanding under the Prepetition Term Loan Credit Agreement, together with all accrued but unpaid interest, fees and other amounts owing thereunder (other than contingent indemnification obligations not yet due and payable) and (i) all commitments to lend or make other extensions of credit thereunder shall have been terminated and (ii) all security interests and hypothecs in respect of, and Liens securing, the Indebtedness and other obligations thereunder created pursuant to the security documentation relating thereto shall have been terminated and released (or arrangements therefor reasonably satisfactory to the Administrative Agent shall have been made) subject to any post-repayment junior adequate protection liens provided for in the Financing Orders (collectively, the “Refinancing”), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to Administrative Agent, including, without limiting the foregoing, (x) proper termination statements (Form UCC-3 or the appropriate equivalent) and discharges for filing under the UCC, the PPSA or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Prepetition Term Loan Credit Agreement and (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights and other Intellectual Property of the Borrower or any of its Subsidiaries solely to the extent that such security interests or Liens are granted pursuant to the Prepetition Term Loan Credit Agreement.

(d)                                 Fees, etc. On the Closing Date, the Borrower shall have paid to the Agents and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses to the extent invoiced at least eight (8) Business Days prior the Closing Date) and other compensation payable to the Agents or such Lender or otherwise payable in respect of the Transaction to the extent then due.

(e)                                  Patriot Act and Canadian AML Acts.  The Agent shall have received at least two (2) days prior to the Closing Date from the Credit Parties all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Canadian AML Acts, in each case to the extent requested in writing at least ten (10) days prior to the Closing Date.

(f)                                   No Material Adverse Effect.  Since the Petition Date, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(g)                                  Most Recent Budget.  The Administrative Agent shall have received the most recent Budget and Variance Report required to be delivered prior to the applicable Borrowing Date pursuant to Sections 8.01(h) and (i), respectively, and such Variance Report shall confirm that the Credit Parties are in compliance with Section 9.11.  The borrowing of the Refinancing Term Loans shall comply with Section 9.11 in a manner reasonably satisfactory to the Required Lenders.

(h)                                 Post-Closing Obligations.  All post-closing obligations under Section 8.12 required to be completed on or prior to the entry of the Final Financing Order shall have been completed.

(i)                                     Milestones.  The Borrower shall be in compliance with Section 8.14 in a manner satisfactory to the Required Lenders.

(j)                                    ABL DIP Facility.  The ABL DIP Facility shall be in full force and effect.

(k)                                 Final Financing Orders.  The Administrative Agent and the Lenders shall have received a copy of the Final Financing Orders in substantially the form of the Interim Financing Order (or similar order by the Canadian Bankruptcy Court as part of any “comeback hearing”), among other things, (i) approving the Term Loans (including, for the avoidance of doubt, the Post-Petition Intercreditor Arrangements and the Post-Petition Intercreditor Agreement contemplated thereby)), (ii) granting and/or confirming, as applicable, the DIP Superpriority Claims, (iii) reaffirming the Credit Documents and granting the Liens on the assets of the Debtor Credit Parties securing the Obligations with the priorities contemplated by Section 2.14, with only such modifications as are satisfactory to the Required Lenders in their sole discretion, entered by the Bankruptcy Courts with respect to the Borrower and the other Debtor Credit Parties after a final hearing under Bankruptcy Rule 4001(c)(2) and the CCAA, which Final Financing Orders or judgment are in effect and not vacated, reversed or stayed.

(l)                                     Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received an opinion addressed to the Administrative Agent and each of the Lenders and dated the Signing Date in form and substance reasonably satisfactory to the Administrative Agent from (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special U.S. counsel to the Credit Parties, (ii) Stikeman Elliott LLP, special Canadian counsel to the Credit Parties and (iii) local counsel to the Credit Parties reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Credit Parties are organized (if organized other than under the laws of Delaware and New York).

(m)                             Security Matters. On the Closing Date, each Credit Party shall have duly delivered:

(i)                                     the Canadian Security Agreements;

(ii)                                  proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be reasonably necessary or desirable to perfect the security interests purported to be created by the this Agreement and/or any Security Document, including appropriate assignments or notices with the United States Patent and Trademark Office, the United States Copyright Office, or the Canadian Intellectual Property Office, as applicable; and

(iii)                               RPMRR registrations and PPSA financing statements filed under the PPSA of each jurisdiction or other appropriate filing offices as may be reasonably necessary or desirable to perfect the security interests purported to be created by the this Agreement and/or any Security Document (including any Additional Security Documents).

Section 5.03                             Conditions to Delayed Draw Term Loans.  The obligation of each Lender to make any Delayed Draw Term Loan is subject at the time of the making of such Delayed Draw Term Loans to the satisfaction or waiver of the following conditions:

(a)                                 Closing Date.  The Closing Date shall have occurred and the Refinancing shall have been consummated.

(b)                                 Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate, dated the Closing Date and signed on behalf of the Borrower (and not in any individual capacity) by a Responsible Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Article 6 have been satisfied on such date.

(c)                                  Fees and Expenses.  All reasonable and documented out-of-pocket costs, fees, expenses required to be paid to the Administrative Agent and the Lenders (including, without limitation, the reasonable and documented out-of-pocket costs, fees and expenses of any counsel, financial advisor or consultant to the Administrative Agent and Lenders, but subject in all respects to the limitations on fees and expenses of counsel and other advisors set forth in Section 12.01(a)) on or before any Delayed Draw Borrowing Date, to the extent invoiced at least eight (8) Business Days prior to such Delayed Draw Borrowing Date, shall have been paid, including, without limitation, any fees payable on such Delayed Draw Borrowing Date pursuant to Section 3.01; provided that, such amounts may be funded with the proceeds of the Delayed Draw Term Loans requested to be made on such Delayed Draw Borrowing Date.

(d)                                 Delayed Draw Termination Date.  The Delayed Draw Borrowing Date shall occur no later than the Delayed Draw Termination Date.

(e)                                  No Material Adverse Effect.  Since the Petition Date, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(f)                                   Most Recent Budget; Variance Report.  The Administrative Agent shall have received the most recent Budget and Variance Report required to be delivered prior to the applicable Delayed Draw Borrowing Date pursuant to Sections 8.01(h) and (i), respectively, and such Budget shall have been approved by the Required Lenders and such Variance Report shall confirm that the Credit Parties are in compliance with Section 9.11.  The borrowing of the Delayed Draw Term Loans shall comply with Section 9.11 in a manner reasonably satisfactory to the Required Lenders.

(g)                                  Post-Closing Obligations.  All post-closing obligations under Section 8.12 required to be completed on or prior to the applicable Delayed Draw Borrowing Date shall have been completed.

(h)                                 Milestones.  The Borrower shall be in compliance with Section 8.14 in a manner satisfactory to the Required Lenders.

(i)                                     Maximum Free Cash Balance.  After giving effect to any disbursement of Delayed Draw Term Loans, the cash balance of the Borrower and its Subsidiaries, on a consolidated basis, shall not be in an amount greater than $15,000,000, as determined based on the most recent Budget actually approved by the Required Lenders prior to the applicable Delayed Draw Borrowing Date.

(j)                                    ABL DIP Facility.  The ABL DIP Facility shall be in full force and effect.

Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Article 5, each Lender that has signed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to Signing Date and/or proposed Borrowing Date, as applicable, specifying its objection thereto.

ARTICLE 6
CONDITIONS PRECEDENT TO ALL CREDIT EVENTS

The obligation of each Lender to any Credit Event on and after the Signing Date is subject to the satisfaction of the following conditions:

Section 6.01                             Notice of Borrowing.  Prior to the making of each Term Loan on and after the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

Section 6.02                             Representations and Warranties.  The representations and warranties of the Credit Parties set forth in the Credit Documents shall be true and correct in all material respects on and as of the respective Borrowing Date with the same effect as though such representations and warranties had been made on such Borrowing Date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects as of such earlier date)).

Section 6.03                             No Default.  At the time of, and immediately after, such Borrowing, no Event of Default or Default shall have occurred and be continuing or would result therefrom. For the avoidance of doubt, no Borrowing shall be permitted if any Event of Default or Default exists and is continuing, unless waived in accordance with Section 12.11.

Section 6.04                             Approval by Bankruptcy Courts.  The making of such Borrowing shall not result in the aggregate principal amount of the Term Loans made under this Agreement outstanding hereunder exceeding the amount authorized at such time by the Interim Financing Order and the Final Financing Order.

Section 6.05                             Effective Financing Orders.  The Interim Financing Order and the Final Financing Order (which shall be in form and substance reasonably satisfactory to the Required Lenders), shall be in full force and effect and shall not have been (i) vacated, reversed, terminated or stayed or (ii) except as expressly permitted by the Credit Documents, modified or amended in any manner without the prior written consent of the Required Lenders. The Debtors shall be in compliance in all respects with the Interim Financing Order and the Final Financing Order.

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement, provide the Commitments hereunder and to make the Term Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction.

Section 7.01                             Organizational Status.  The Borrower and each of its Subsidiaries (a) is a duly organized and validly existing corporation, partnership, limited liability company or unlimited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership, limited liability company or unlimited holding company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 7.02                             Power and Authority.  Subject to the entry of the Financing Orders, each Credit Party has the corporate, partnership, limited liability company or unlimited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company or unlimited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Subject to the entry of the Financing Orders, each Credit Party thereof has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 7.03                             No Violation.  Subject to the entry of the Financing Orders, the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its respective Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or that was effective immediately prior to the

Petition Date) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Subsidiaries.

Section 7.04                             Approvals.  Subject to the entry of the Financing Orders and except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Signing Date and which remain in full force and effect on the Signing Date and (y) filings which are necessary to perfect the security interests or hypothecs created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

Section 7.05                             Financial Statements; Financial Condition; Projections.

(a)                                 The unaudited consolidated financial statements of the Borrower as of May 31, 2016 and the consolidated, unaudited financial statements of the Company and its Subsidiaries as of and for the three months ended August 31, 2016 (including all related notes and schedules) (a) fairly presented in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows for the respective periods then ended and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, in each case which are not material) and (b) have been prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC and Canadian Securities Law) applied on a consistent basis during the periods involved (in each case, except as may be indicated therein or in the notes thereto); provided that The Audit Committee (as defined in the Biscuit Acquisition Agreement as in effect as of the date hereof) has an ongoing investigation in connection with the finalization of the Company’s financial statements and the related certification process, so accordingly, the Company’s fiscal 2016 annual financial statements have not been audited by KPMG LLP, and Sellers’ disclosure with respect to the Company’s financial statements is qualified by the information provided to Buyer in respect of such investigation, the lack of an audit in respect of such financial statements and the ongoing investigation.

(b)                                 The Projections and the Initial Budget have been prepared in good faith and are based on assumptions that were believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent.

(c)                                  After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to May 31, 2016), since May 31, 2016 there has been no Material Adverse Effect, and there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 7.06                             Litigation. Except with respect to the OSC Investigation and the SEC Investigation, there are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened (a) with respect to the Transaction or any Credit Document or (b) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

Section 7.07                             True and Complete Disclosure.

(a)                                 All written information (taken as a whole) furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender (including, without limitation, all such written information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein does not, and all other such written information (taken as a whole) hereafter furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender will not, on the date as of which such written information is dated or certified, contain any material misstatement of fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such written information was provided.

(b)                                 Notwithstanding anything to the contrary in the foregoing clause (a) of this Section 7.07, none of the Credit Parties makes any representation, warranty or covenant with respect to any information consisting of statements, estimates, forecasts and projections regarding the future performance of the Borrower or any of its Subsidiaries, or regarding the future condition of the industries in which they operate other than that such information has been (and in the case of such information furnished after the Signing Date, will be) prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

Section 7.08                             Use of Proceeds; Margin Regulations.

(a)                                 The proceeds of all Term Loans are used solely in accordance with the Budget or the Financing Orders.  Without limiting the foregoing, the proceeds of (i) the Refinancing Term Loans shall be used solely to consummate the Refinancing and (ii) the Delayed Draw Term Loans shall be used solely (x) to pay administration costs incurred in connection with the Cases and (y) to fund working capital and general corporate purposes of the Credit Parties.

(b)                                 No part of any Credit Event (or the proceeds thereof) will be used to, directly or indirectly, and whether immediately, incidentally, or ultimately, purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock or to refund indebtedness originally incurred for such purpose. Neither the making of any Term Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.09                             Tax Returns and Payments. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries, (b) the Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries for the periods covered thereby, and (c) the Borrower and each of its Subsidiaries have paid all Taxes payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing by any authority regarding any material amount of Taxes relating to the Borrower or any of its Subsidiaries.

Section 7.10                             ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(a)                                 There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(b)                                 If any of the Borrower, Subsidiary of the Borrower or ERISA Affiliate were to withdraw from any Multiemployer Plan in a complete withdrawal as of the date this assurance is given, the withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(c)                                  There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(d)                                 The Borrower, any Subsidiary of the Borrower and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or where a Multiemployer Plan is considered, under applicable Laws, as a defined benefit plan.

(e)                                  Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan and Canadian Employee Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan, each Canadian Employee Plan and Canadian Statutory Plan have been timely made; and (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan or Canadian Employee Plan.

(f)                                   Neither the Borrower nor any of its Subsidiaries maintains, contributes to, or has any liability or contingent liability with respect to, any Canadian Defined Benefit Plan as of the Signing Date, and at any time thereafter, neither the Borrower nor any of its Subsidiaries will maintain, participate in, contribute to, or have any liability or contingent liability with respect to, any Canadian Defined Benefit Plan.

(g)                                  The Borrower and its Subsidiaries are in substantial compliance with all applicable Laws pertaining to their employees.

Section 7.11                             The Security Documents. (a)  Article 14 hereof, together with the Financing Orders, is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest or hypothec (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) in all right, title and interest of the Credit Parties in the Collateral, and upon the entry of the Financing Orders, the Collateral Agent, for the benefit of the Secured Parties, has (to the extent provided hereunder and in the Financing Orders) a fully perfected first priority security interest or hypothec in all right, title and interest in all of the Collateral, subject to the Post-Petition Intercreditor Arrangements and subject to no other Liens other than Permitted Liens. Notwithstanding anything herein to the contrary, the Credit Parties shall not be required to take any action to perfect any security interest in any Collateral consisting of Intellectual Property under the laws of any jurisdiction outside of the United States or Canada or any other Collateral under the laws of any jurisdiction outside of the United States and Canada.

(b)                                 The provisions of the Canadian Security Agreements are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest or hypothec (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Credit Parties in the Collateral (as described therein), upon the timely and proper filing of financing statements (or other local equivalent) listing each applicable Credit Party, as a debtor, and Collateral Agent, as secured party, with the registry of the applicable governmental entity of the jurisdiction of organization of such Credit Party or where the applicable Collateral is located, as applicable, upon which the security interests or hypothecs created under the Canadian Security Agreements in favor of the Collateral Agent, for the benefit of the Secured Creditors, constitute perfected security interests or hypothecs in the Collateral (as described therein (other than Collateral in which a security interest or hypothec cannot be perfected under the PPSA as in effect at the relevant time in the relevant jurisdiction or by the taking of the foregoing actions) with the priority set forth in the Financing Orders and the Post-Petition Intercreditor Arrangements, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

Section 7.12                             Properties.  The Borrower and each of its Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property and intangible property, to all material tangible and intangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement (or, to the extent disposed or disposed of prior to the Closing Date, the Prepetition Term Loan Credit Agreement)), free and clear of all Liens, other than Permitted Liens.

Section 7.13                             Capitalization. All outstanding shares of capital stock of the Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Borrower that may be imposed as a matter of law). The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

Section 7.14                             Subsidiaries. On and as of the Signing Date and after giving effect to the consummation of the Transaction, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 7.14.  Schedule 7.14 correctly sets forth, as of the Signing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

Section 7.15                             Compliance with Statutes, OFAC Rules and Regulations; Patriot Act and Canadian AML Acts; FCPA.

(a)                                 Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering or embargoed persons, the Bank Secrecy Act as amended by Title III of the PATRIOT Act, and the Canadian AML Acts), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders, directions and restrictions relating to environmental standards and controls).

(b)                                 None of the Borrower or any Subsidiary is in violation of any of the foreign assets control regulations of the Office of Foreign Assets Control (“OFAC”) of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or any other relevant sanctions authority applicable in countries where the Borrower or its Subsidiaries do business (collectively, “Sanctions”), and none of the Borrower or any Subsidiary or any Affiliate thereof is in violation of and shall not violate any of the country or list based economic and trade sanctions.

(c)                                  None of the Borrower or any Subsidiary will, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as lender, underwriter, advisor, investor, or otherwise).

(d)                                 The Borrower and each Subsidiary is in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C.§§ 78dd-1, et seq., as amended, and the rules and regulations thereunder (“FCPA”), the Corruption of Foreign Public Officials Act (Canada) and any foreign counterpart thereto applicable to the Borrower or such Subsidiary, and have instituted and maintain policies and procedures designed to ensure continued compliance therewith. Neither the Borrower nor, to the knowledge of the Borrower, or any Subsidiary, any director, officer, agent, employee, or other person acting on behalf of the Borrower or any of its Subsidiaries, is aware of or has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any Subsidiary or to any other Person, in violation of FCPA or the Corruption of Foreign Public Officials Act (Canada). No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the FCPA or any other applicable anti-corruption law.

Section 7.16                             Investment Company Act. None of the Borrower or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

Section 7.17                             Environmental Matters.

(a)                                 The Borrower and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and the requirements of any permits or certificates of approval issued under such Environmental Laws. There are no pending or, to the knowledge of any Credit Party, threatened Environmental Claims and no liabilities under any applicable Environmental Laws relating to the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim or liability arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) that would be reasonably expected (x) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries, (y) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law or (z) to give rise to liability under any applicable Environmental Law.

(b)                                 Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) violated or would be reasonably expected to violate any applicable Environmental Law, (ii) given rise to or would be reasonably expected to give rise to an Environmental Claim or (iii) given rise to or would be reasonably expected to give rise to liability under any applicable Environmental Law.

(c)                                  Notwithstanding anything to the contrary in this Section 7.17, the representations and warranties made in this Section 7.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

For purposes of this Section 7.17, the terms “Borrower” and “Subsidiary” shall include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of the Borrower or any Subsidiary.

Section 7.18                             Labor Relations. Except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or other labor disputes pending against the Borrower or any of its Subsidiaries or, to the knowledge of each Credit Party, threatened against the Borrower or any of its Subsidiaries, (ii) the hours worked by and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local, or foreign law dealing with such matters and (iii) to the knowledge of each Credit Party, no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries.

Section 7.19                             Intellectual Property.

(a)                                 The Licenses disclosed as such in the Biscuit Acquisition Agreement as in effect as of the date hereof sets forth a complete and accurate list of all material Licenses that each Credit Party owns. Each Grantor represents and warrants that it is the sole owner of all right, title and interest in all Recordable Intellectual Property listed thereto. The Borrower and each of its Subsidiaries owns or has the right to use all the Intellectual Property used in, held for use in, or necessary for the present conduct of its respective business, without any conflict with the Intellectual Property rights of any Person, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to be material to the operations of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person and no claim or litigation alleging any of the foregoing is pending or, to the knowledge of the Borrower, threatened, except in each case as would not reasonably be expected to be material to the operations of the Borrower and its Subsidiaries taken as a whole.  No Person has contested any right, title or interest of any the Borrower or any of its Subsidiaries in, or relating to, any Intellectual Property except as would not reasonably be expected to be material to the operations of the Borrower and its Subsidiaries taken as a whole.  No Person is infringing, misappropriating or otherwise violating any Intellectual Property rights of the Borrower or any of its Subsidiaries and no claim or litigation alleging any of the foregoing is pending, except in each case as would not reasonably be expected to be material to the operations of the Borrower and its Subsidiaries taken as a whole. The Borrower and each of its Subsidiaries has taken all commercially reasonable actions to maintain and protect all of its Intellectual Property, as deemed necessary in its reasonable business judgment, including making timely filings and payments except as would not reasonably be expected to be material to the operations of the Borrower and its Subsidiaries taken as a whole. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. Notwithstanding the foregoing, the Borrower and its Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in similar businesses in the same general area usually self-insure.

(b)                                 Each Credit Party represents and warrants that all such Recordable Intellectual Property is subsisting and has not been abandoned and, to such Grantor’s knowledge, valid and enforceable, and there are no pending or, to such Grantor’s knowledge, threatened, third-party claims that (i) any of said registrations of Recordable Intellectual Property are invalid or unenforceable or (ii) seeks to limit the Credit Party’s ownership interest in any Recordable Intellectual Property, and such Credit Party is not aware that there is any reason that any of said registrations of Recordable Intellectual Property are invalid or unenforceable, and is not aware that there is any reason that any of said applications of Recordable Intellectual Property will not mature into registrations, other than would not reasonably be expected to be material to the operations of the Credit Parties taken as a whole. To knowledge of each Credit Party, none of the Trade Secrets of any Credit Party has been used, divulged, disclosed or appropriated to the detriment of such Credit Party for the benefit of any other Person other than other Credit Parties, other than would not reasonably be expected to be material to the operations of the Credit Parties taken as a whole.

(c)                                  The Intellectual Property disclosed as such in the Biscuit Acquisition Agreement sets forth a complete and accurate list of all Recordable Intellectual Property that each Credit Party owns.  Each Grantor represents and warrants that it is the sole owner of all right, title and interest in all Recordable Intellectual Property listed theretosets forth a complete and accurate list of all material Licenses to which any Credit Party is a party. No Credit Party is in breach or default of any License, other than as has not, and would not, reasonably be expected to be material to the operations of the Credit Party taken as a whole.

Section 7.20                             No Default. No Default has occurred and is continuing, or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

Section 7.21                             Financing Orders.

(a)                                 The Interim Financing Order or, at all times after its entry by the Bankruptcy Courts, the Final Financing Order, is in full force and effect, and has not been vacated, reversed, terminated, stayed modified or amended in any manner without the reasonable written consent of the Required Lenders.

(b)                                 Upon the occurrence of the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Lenders shall, subject to the provisions of Article 10 and the applicable provisions of the applicable Financing Order, be entitled to immediate payment of such Obligations, and to enforce the remedies provided for hereunder in accordance with the terms hereof and such Financing Order, as applicable, without further application to or order by the Bankruptcy Courts.

(c)                                  If either the Interim Financing Order or the Final Financing Order is the subject of a pending appeal in any respect, none of such Financing Order, the making of the Term Loans or the performance by Borrower or any other Credit Party of any of its obligations under any of the Credit Documents shall be the subject of a presently effective stay pending appeal.  The Borrower, the Administrative Agent and the Secured Parties shall be entitled to rely in good faith upon the Financing Orders, notwithstanding objection thereto or appeal therefrom by any interested party. The Borrower, the Administrative Agent and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant Financing Order has been stayed by a court of competent jurisdiction.

Section 7.22                             Appointment of Trustee or Examiner; Liquidation.  No order has been entered in any of the Cases (i) for the appointment of a Chapter 11 trustee or a trustee in bankruptcy under the Bankruptcy and Insolvency Act (Canada), (ii) for the appointment of a responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code or (iii) to convert any of the Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Cases.

Section 7.23                             Perfection of Security Interests.  Upon entry of each of the Interim Financing Order and the Final Financing Order, as applicable, each such Financing Order shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected security interest and hypothec in the Collateral of the Debtor Credit Parties and proceeds thereof, as contemplated thereby, as described in Section 2.14.

Section 7.24                             Superpriority Claims; Liens.  Upon the entry of each of the Interim Financing Order and the Final Financing Order, each such Financing Order and the Credit Documents are sufficient to provide the DIP Superpriority Claims and security interests and Liens on the Collateral of the Debtor Credit Parties described in, and with the priority provided in, Section 2.14.

ARTICLE 8
AFFIRMATIVE COVENANTS

The Borrower and each of its Subsidiaries hereby covenants and agrees that on and after the Signing Date and until all Commitments are terminated and the Term Loans and Notes (in each case together with interest thereon), Fees and all other Obligations incurred hereunder and thereunder, are Paid in Full:

Section 8.01                             Information Covenants. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)                                 Quarterly Financial Statements.  Within forty-five (45) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Parent, (i) the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable forecasted figures for such quarterly accounting period based on the corresponding forecasts delivered pursuant to Section 8.01(j), all of which shall be certified by a Responsible Officer of the Parent that they fairly present in all material respects in accordance with GAAP the financial condition of the Parent and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.  If the Parent has filed (within the time period required above) an interim financial report and related management’s discussion and analysis with any Securities

Commission pursuant to National Instrument 51-102 adopted by the Canadian Securities Administrators (“NI 51-102”) for any fiscal quarter described above, then to the extent that such interim financial report and related management’s discussion and analysis contains any of the foregoing items, the Lenders shall accept such filings in lieu of such items.

(b)                                 Monthly Financials.  Within fifteen (15) days after the close of each of the first two monthly accounting periods in each fiscal quarter of the Borrower, (a) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such monthly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such monthly accounting period and for the elapsed portion of the fiscal year ended with the last day of such monthly accounting period, in each case setting forth comparative figures for the corresponding monthly accounting period in the prior fiscal year and comparable forecasted figures for such monthly accounting period based on the corresponding forecasts delivered pursuant to Section 8.01(j), all of which shall be certified by a Responsible Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (b) management’s discussion and analysis of the important operational and financial developments during such monthly accounting period.

(c)                                  Officer’s Certificates. At the time of the delivery of any Section 8.01 Financials, the delivery of any Budget and the delivery of any Variance Report (and in any case, no less frequently than on a weekly basis), a Compliance Certificate, certifying on behalf of the Borrower that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof.

(d)                                 Notice of Default, Litigation and Material Adverse Effect.  Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under the Prepetition Term Loan Credit Agreement (until Payment in Full), the ABL Facilities (until Payment in Full) and/or any post-petition debt instrument in excess of the Threshold Amount (including the ABL DIP Facility), (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(e)                                  Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with a Securities Commission or the SEC and/or the Bankruptcy Courts.

(f)                                   Environmental Matters.  Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i)                                     any pending or threatened Environmental Claim relating to the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii)                                  any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (i) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (ii) would reasonably be expected to form the basis of an Environmental Claim against or give rise to liability under any applicable Environmental Law of the Borrower or any of its Subsidiaries or any such Real Property;

(iii)                               any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, Environmental Law which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under Environmental Law.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(g)                                  Notices to Holders of Other Material Debt.  Contemporaneously with the sending or filing thereof, the Borrower will provide to the Administrative Agent for distribution to each of the Lenders, any notices provided to, or received from, holders of the ABL Facilities and/or the Prepetition Term Loan Credit Agreement.

(h)                                 Budget.  (i) on or before the third Business Day of every fourth week (commencing on the third Business Day of the fourth week following the week in which the Petition Date occurs), a proposed budget for the current week and the immediately following consecutive 12 weeks (collectively 13 weeks) depicting on a weekly basis receipts and disbursements, unrestricted and restricted cash balance, the outstanding amount of loans under the ABL Facilities and the Delayed Draw Term Loans, net cash flow, Availability, Liquidity and the Borrowing Base;

(i)                                     Variance Report.  On or before the fourth Business Day of each week (commencing on the fourth Business Day of the week in which the Signing Date occurs), a Variance Report certified by the Borrower’s chief financial officer, chief restructuring officer (or officer with equivalent duties), which shall be in a form reasonably acceptable to the Administrative Agent and the Required Lenders (each, a “Variance Report”), for the period commencing with the week in which the Petition Date occurs through the week ending immediately prior to the week in which the Variance Report was delivered (i) showing, for the Borrower and its Subsidiaries, actual results during such period for the following items: (w) Cash Receipts (including detailed line items aggregating thereto), (x) Cash Disbursements (including detailed line items aggregating thereto), (y) Cash Receipts less Cash Disbursements and (z) professional fees, (ii) showing Cumulative Net Cash Flow for such period, (iii) noting therein weekly and cumulative Variances, on a line-item basis (including for Cash Receipts, Cash Disbursements, Cash Receipts less Cash Disbursements, unrestricted and restricted cash balance, the outstanding amount of loans under the ABL Facilities and the Delayed Draw Term Loans, net cash flow, Availability, Liquidity, the Borrowing Base, professional fees and other amounts, line items and data aggregating to Cash Receipts and Cash Disbursements), from amounts set forth for such period in the Initial Budget, in each case, on a weekly and cumulative basis and (iv) providing a reasonably detailed written explanation of all material Variances, including a description of the Variances and whether they are permanent or if temporary, the approximate timing of their remedy;

(j)                                    Orders; Notices.  (i) as soon as practicable, but in no event later that two (2) Business Days, in advance of filing with either of the Bankruptcy Courts or delivering to any official committee appointed in any of the Cases (or the Professionals to any such committee) or to the U.S. Trustee, as the case may be, any proposed Order, material pleadings related to any of the Term Loans contemplated hereby, authorization for the use of cash collateral, any disposition of Collateral having a value in excess of $250,000 for any such Disposition that is not contemplated by the most recent Budget then in effect, any debtor-in-possession financing other than to the extent such provides for the Payment in Full of the Obligations, any plan of reorganization or liquidation for any of the Cases and/or any disclosure statement related thereto (except that with respect to any emergency pleading or document for which, despite the Debtors’ commercially reasonable efforts, such advance notice is impracticable, the Debtors shall be required to furnish such documents no later than concurrently with such filings or deliveries thereof, as applicable) and (ii) substantially simultaneously with the filing with the Bankruptcy Courts or delivering to any official committee appointed in any of the Cases (or the Professionals to any such committee) or the U.S. Trustee, as the case may be, all material written notices, filings, motions, pleadings or other formally communicated written information (not covered by subclause (i) above or Section 8.01(e)) concerning the financial condition of the Borrower or any Subsidiary or other Indebtedness of the Credit Parties;

(k)                                 Intellectual Property. In the event that any Guarantor, either itself or through any agent, employee, licensee or designee, files an application for or otherwise acquires any Recordable Intellectual Property following the date hereof, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property (other than any Excluded Collateral) shall automatically constitute part of the Collateral and shall be subject to the Collateral Agent’s security interest, without further action by any party.  Such Guarantor shall, along with the quarterly financial statements required to be delivered pursuant to Section 8.01(a), provide complete and accurate lists of such Recordable Intellectual Property (other than domain names) and execute and deliver any and all appropriate agreements, assignments, notices instruments, documents and papers as necessary or desirable to evidence and perfect the Collateral Agent’s security interest in such Recordable Intellectual Property provided that such agreements, instruments, documents and papers (the “IP Security Documents”).

(l)                                     Other Information. From time to time, such other information (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 8.02                             Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided further that in the absence of the existence of an Event of Default, (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 8.02 and (b) the Administrative Agent shall not exercise its inspection rights under this Section 8.02 more often than two times during any fiscal year and only one such time shall be at the Borrower’s expense; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

Section 8.03                             Maintenance of Property; Insurance.

(a)                                 The Borrower will, and will cause each of its Subsidiaries to, (a) keep all tangible property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (c) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)                                 If at any time the improvements on Real Property constituting Collateral are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Credit Party to maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent.

(c)                                  The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiaries) (a) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee, mortgagee and/or additional insured), (b) if agreed by the insurer (which agreement the Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least thirty (30) days’ prior written notice thereof (or, with respect to non-payment of premiums, ten (10) days’ prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 8.03(c) shall not apply to (x) insurance policies covering (i) directors and officers, fiduciary or other professional liability, (ii) employment practices liability, (iii) workers compensation liability, (iv) automobile and aviation liability, (v) health, medical, dental and life insurance, and (vi) (such other insurance policies and programs as the Collateral Agent may approve; and (y) self-insurance programs and (c) shall be deposited with the Collateral Agent.

(d)                                 If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or the Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

Section 8.04                             Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, in the case of the Borrower and its Subsidiaries, its and their rights, franchises, licenses, permits, and Intellectual Property, in each case to the extent material; provided, however, that nothing in this Section 8.04 shall prevent (a) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 9.02, (b) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses, permits, or Intellectual Property that the Borrower reasonably determines are no longer beneficial to the operations of the Borrower and its Subsidiaries or (c) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, conduct its business and affairs without any known infringement, misappropriation or other violation of any Intellectual Property of any other Person except as would not reasonably be expected to be material to the operations of the Borrower and its Subsidiaries taken as a whole.

Section 8.05                             Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.06                             Compliance with Environmental Laws.

(a)                                 The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and certificates of approval and permits applicable to, or required by, the ownership, lease, operation or use of Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Borrower or any of its Subsidiaries). Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws.

(b)                                 (a) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(f), (b) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 8.06(a) or (c) at any time when an Event of Default is in existence, the Credit Parties will (in each case) jointly and severally provide, at the written request of the Administrative Agent, an environmental site assessment report, including a phase I and phase II report if required by the Administrative Agent, concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (in the event of (i) or (ii) that is the subject of or could reasonably be expected to be the subject of such notice or noncompliance), prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials, compliance or non-compliance with all Environmental Laws and permits thereunder, and the reasonable worst case cost of any removal or remedial action in connection with any such Hazardous Materials on or non- compliance with Environmental Laws in connection with such Real Property. If the Credit Parties fail to provide the same within thirty (30) days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne by the Borrower, and the Credit Parties shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license to undertake such an environmental assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Credit Parties (who shall be jointly and severally liable therefor).

Section 8.07                             ERISA.

(a)                                 As soon as possible and, in any event, within ten (10) Business Days after the Borrower or any Subsidiary of the Borrower knows of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: that (i) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (ii) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (iii) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower

and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect, (iv) the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect, (mm) that a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (v) that a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect. The Borrower will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by the Borrower or a Subsidiary.

(b)                                 As soon as possible and, in any event, within ten (10) Business Days after the Borrower or any Subsidiary of the Borrower knows of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Subsidiary or the Canadian Pension Plan administrator to or with any Governmental Authority, or a Canadian Pension Plan participant and any notices received by the Borrower or such Subsidiary from any Governmental Authority, or a Canadian Pension Plan participant with respect thereto: (a) that a contribution required to be made with respect to a Canadian Employee Plan or Canadian Statutory Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (b) that a Canadian Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect. The Borrower will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (including, to the extent required, any financial or actuarial statements or reports and opinions and other supporting statements, certifications, schedules and information) filed with each Governmental Authority in respect of each Canadian Pension Plan that is maintained or sponsored by the Borrower or a Subsidiary.

Section 8.08                             Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 8.09                             Payment of Taxes. The Borrower will timely pay and fully discharge prior to or when due, and will cause each of its Subsidiaries to pay and discharge, all material amounts of post-petition Taxes (and prepetition Taxes, unless the payment thereof is not authorized by the Bankruptcy Courts, to the extent such Taxes have priority to the DIP Superiority Claims and the payment thereof has been approved by a Financing Order) imposed upon it or upon its income or profits or upon any properties belonging to it, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 8.10                             Use of Proceeds.  The Borrower will use the proceeds of the Term Loans solely in accordance with Section 7.08(a) hereof.  In addition, no portion of any Term Loans shall be used to, directly or indirectly, and whether immediately, incidentally, or ultimately, purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock or to refund indebtedness originally incurred for such purpose.  Neither the making of any Term Loan nor the use of the proceeds thereof shall violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 8.11                             Additional Security; Further Assurances; etc.

(a)                                 The Borrower will, and will cause each of its Subsidiaries of the Borrower to, grant to the Collateral Agent for the benefit of the Secured Parties security interests in such assets and properties of the Borrower and such Subsidiaries of the Borrower as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, as may be amended, modified or supplemented from time to time, the “Additional Security Documents”); provided that security interests shall not be required with respect to any assets or properties to the extent that such security interests would result in a material adverse tax consequence to the Borrower or its Subsidiaries, as reasonably determined by the Borrower and notified in writing to the Administrative Agent. All security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to promptly take) valid and enforceable perfected security interests (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), subject to the Post-Petition Intercreditor Arrangements, superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all Taxes, fees and other charges payable in connection therewith shall be paid in full.  Notwithstanding any other provision in this Agreement or any other Credit Document, no Foreign Subsidiary shall be required to pledge any of its assets to secure any obligations of the Borrower under the Credit Documents or guarantee the obligations of the Borrower under the Credit Documents.

(b)                                 Subject to the terms of the Post-Petition Intercreditor Arrangements, with respect to any person that is or becomes a Subsidiary after the Signing Date, promptly (a) deliver to the Collateral Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (to the extent required pursuant to this Agreement and/or the Security Documents), (b) cause such new Subsidiary (other than an Excluded Subsidiary) (i) to execute a joinder agreement hereto in a form reasonably acceptable to the Administrative Agent and (ii) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (c) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 8.11 as the Administrative Agent may reasonable request.

(c)                                  The Borrower will, and will cause each of the other Credit Parties that are Subsidiaries of the Borrower to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, any additional Security Document or document or instrument supplemental to or confirmatory of the Security Documents, including opinions of counsel, or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d)                                 If the Administrative Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any Real Property, the Borrower will, at its own expense, provide to such appraisals to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

(e)                                  The Borrower agrees that each action required by clauses (a) through (d) of this Section 8.11 shall be completed as soon as reasonably practicable, but in no event later than ninety (90) days after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent or the Required Lenders (or such longer period as the Administrative Agent shall otherwise agree), as the case may be; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.11.

Section 8.12                             Post-Closing Actions. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 8.12 as soon as commercially reasonable and by no later than the date set forth in Schedule 8.12 with respect to such action or such later date as the Administrative Agent may reasonably agree.

Section 8.13                             Lenders and Advisor Calls; Meetings with Senior Management.

(a)                                 Commencing on the second week that commences after the Petition Date, arrange for, once per week, upon reasonable prior notice (unless such notice is waived in writing by the Administrative Agent or the Required Lenders), a conference call with the Administrative Agent, the Advisors, the Lenders (and their respective professional advisors) and their respective professional advisors, discussing and analyzing (i) the financial condition and results of operations of each of the Credit Parties for the prior week, status of the Cases and progress in achieving the milestones set forth in Section 8.14, and (ii) the Budget, any Variance Report and the financial statements for the prior fiscal quarter delivered pursuant to Section 8.01(a).

(b)                                 Arrange for, once a week, a conference call, among the Administrative Agent and senior management of the Borrower, with respect to any matter reasonably requested by the Administrative Agent, the Required Lenders or Advisors.

Section 8.14                             Milestones.  Ensure that each of the milestones set forth below is achieved in accordance with the applicable timing referred to below (or such later dates as approved by the Required Lenders):

(a)                                 on the Petition Date, the Credit Parties shall file a motion to approve bidding procedures and stalking horse protections (including any break-up fee or expense reimbursement, the “Bid Protections”) for the Acquiror (the “Bidding Procedures Motion”) in respect of any 363 sale transaction under the U.S. Cases and/or an asset sale transaction under the CCAA Cases (any of the foregoing, a “Sale Transaction” and a Sale Transaction with the Acquiror, the “Acquiror Sale Transaction”), in form and substance reasonably acceptable to the Required Lenders and as soon as reasonably possible, whether before or as part of the Bid Procedure Order (as defined below), the Credit Parties shall obtain from each Bankruptcy Court approval of cross-border protocols, in form and substance reasonably acceptable to the Required Lenders;

(b)                                 within three (3) business days after the Petition Date, the Credit Parties shall obtain from each Bankruptcy Court, and any other necessary court, entry of the Interim Financing Order, in form and substance reasonably acceptable to the Required Lenders;

(c)                                  within twenty-one (21) days after the Petition Date, the Credit Parties shall obtain, in each case in form and substance reasonably acceptable to the Required Lenders, entry from each Bankruptcy Court of an order approving the Bidding Procedures Motion and the Bid Protections specified therein (the “Bid Procedures Order”);

(d)                                 within thirty (30) days after the Interim Financing Order Date, the Credit Parties shall obtain, in each case in form and substance reasonably acceptable to the Required Lenders, entry of the Final Financing Order by the U.S. Bankruptcy Court approving the Term Loan Facilities on a final basis;

(e)                                  on or prior to January 4, 2017, the bid deadline set forth in the Bid Procedures Order shall occur;

(f)                                   on or prior to January 9, 2017, if qualifying bids are received in accordance with the Bid Procedures Order, the Credit Parties shall hold an auction with respect to the Sale Transaction;

(g)                                  on or prior to January 16, 2017 the Credit Parties shall obtain entry of court orders of the Bankruptcy Courts authorizing the Sale Transaction to the successful bidder in accordance with the Bid Procedures Order, in each case in form and substance reasonably acceptable to the Required Lenders; and

(h)                                 on or prior to February 16, 2017, the Sale Transaction shall close and all Obligations hereunder shall be Paid in Full; provided that, such February 16 date shall be extended until February 28, 2017 (and in any event no later than one (1) Business Day prior to the Scheduled Maturity Date) to the extent necessary for the Sale Transaction to obtain regulatory approval.

Section 8.15                             Financing Orders. Comply in all respects, after entry thereof, with all requirements and obligations set forth in the Financing Orders, as each such order is amended and in effect from time to time in accordance with this Agreement.

Section 8.16                             Bankruptcy Pleadings, Etc. Promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of any of the Credit Parties with the Bankruptcy Courts, or distributed by or on behalf of any of the Credit Parties to any committee or Monitor appointed in the Cases, providing copies of the same to the Lenders and counsel for the Administrative Agent; provided that such documents may be made available by posting on a website maintained (x) by the Borrower and identified to the Lenders and the Administrative Agent in connection with the Cases or (y) by the Monitor.

ARTICLE 9
NEGATIVE COVENANTS

The Borrower and each of its Subsidiaries hereby covenant and agree that on and after the Signing Date and until all Commitments are terminated and the Term Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations incurred hereunder and thereunder, are Paid in Full:

Section 9.01                             Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell accounts receivable with recourse to the Borrower or any of its Subsidiaries) or authorize the filing of, any financing statement under the UCC or PPSA with respect to any Lien or any other similar notice of any Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                                     Liens for Taxes, assessments or governmental charges or levies not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(ii)                                  Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law that were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, and for which adequate reserves have been established in accordance with GAAP;

(iii)                               Liens in existence on the Signing Date, plus modifications, renewals, replacements, refinancings and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries (other than after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Signing Date and the proceeds and products thereof) unless such Lien is permitted under the other provisions of this Section 9.01;

(iv)                              (v) Liens created pursuant to the Credit Documents, (w) Liens securing obligations (as defined in the Prepetition ABL Facility) and the credit documents related thereto and incurred pursuant to Section 9.04(i)(x), (x) Liens securing obligations (as defined in the ABL DIP Facility) and the credit documents related thereto and incurred pursuant to Section 9.04(i)(y), (y) on or prior to the Closing Date, Liens securing obligations (as defined in the Prepetition Term Loan Credit Agreement) and the credit documents related thereto and incurred pursuant to Section 9.04(i)(z) and (z) the Administration Charge, the ABL Charge, the D&O Charge, the KEIP / KERP Charge and the Intercompany Charge; provided that, in the case of Liens securing such Indebtedness under the ABL Facilities, such Liens are subject to the Post-Petition Intercreditor Arrangements;

(v)                                 Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons in the ordinary course of business and consistent with past practice and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi)                              Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iv), provided that (x) such Liens serve only to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation does not encumber any asset of the Borrower or any of its Subsidiaries other than the proceeds of the assets giving rise to such Capitalized Lease Obligations;

(vii)                           Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Signing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Subsidiary or within ninety (90) days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iv) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of the Borrower or such Subsidiary; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms;

(viii)                        easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, which individually or in the aggregate do not materially interfere with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix)                              Liens arising from precautionary UCC, PPSA or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x)                                 attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 10.01(i);

(xi)                              statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii)                           Liens (other than Liens imposed under ERISA or in respect of any Canadian Pension Plan) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii)                        deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business and consistent with past practice;

(xiv)                       any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, or license or sublicense agreement (including software and other technology licenses) in the ordinary course of business and consistent with past practice;

(xv)                          with respect to any Real Estate, Permitted Encumbrances;

(xvi)                       Liens on Collateral in favor of any Credit Party securing intercompany Indebtedness permitted by Section 9.04, provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 9.05 shall be subordinated to the Liens created pursuant to the Security Documents;

(xvii)                    Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xviii)                 Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 9.04(vi);

(xix)                       Liens that may arise on inventory or equipment of the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice as a result of such inventory or equipment being located on premises owned by Persons other than the Borrower and its Subsidiaries;

(xx)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxi)                       Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxii)                    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any

Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice;

(xxiii)                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(xxiv)                (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrower and the Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in, or any development agreement, site plan agreement, subdivision agreement or other similar agreement with any Governmental Authority to control or regulate the use of any real property lease, license, franchise, grant or permit that does not materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(xxv)                   any cash deposits securing the Borrower’s or any of its Subsidiaries’ obligations to any utility providers;

(xxvi)                receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxvii)             the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any Subsidiary to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(xxviii)          deposits made in the ordinary course of business to secure liability to insurance carriers; and

(xxix)                Liens not otherwise permitted by the foregoing clauses (i) through (xvii), to the extent attaching to properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of $500,000 in the aggregate at any time outstanding.

In connection with the granting of Liens of the type described in this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

Section 9.02                             Consolidation, Merger, or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transactions of any Person, except that:

(i)                                     each of the Borrower and its Subsidiaries may sell or discount, in each case in the ordinary course of business and consistent with past practice, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(ii)                                  each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, including of Intellectual Property, in each case, in the ordinary course of business and consistent with past practice;

(iii)                               each of the Borrower and its Subsidiaries may make sales or leases of (x) inventory and goods held for sale, in each case, in the ordinary course of business and consistent with past practice and (y) assets (other than Intellectual Property) with a fair market value, in the case of this clause (y), of less than $1,500,000 in the aggregate;

(iv)                              each of the Borrower and its Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property and (ii) property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, in each case, in the ordinary course of business and consistent with past practice;

(v)                                 each of the Borrower and its Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(vi)                              each of the Borrower and its Subsidiaries may abandon Intellectual Property rights in the ordinary course of business and consistent with past practice, which in the reasonable good faith determination of the Borrower or a Subsidiary are no longer material to the Borrower or any of its Subsidiaries;

(vii)                           each of the Borrower and its Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of the Borrower or any of its Subsidiaries and acquisitions by the Borrower or any of its Subsidiaries resulting from foreclosures by such Persons or properties of third parties;

(viii)                        each of the Borrower and its Subsidiaries may terminate leases and subleases;

(ix)                              each of the Borrower and its Subsidiaries may use cash and Cash Equivalents to make payments that are otherwise permitted under Sections 9.03 and 9.07;

(x)                                 each of the Borrower or its Subsidiaries may sell or otherwise dispose of property, for reasonably equivalent value, to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xi)                              sales, dispositions or contributions of property (x) between Credit Parties, (viii) between Subsidiaries (other than Credit Parties), (y) by Subsidiaries that are not Credit Parties to the Credit Parties or (z) by the Credit Parties to any Subsidiary that is not a Credit Party; provided that any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Subsidiary equal to the fair market value so sold, disposed of or contributed;

(xii)                           the sale of the Credit Parties’ assets that the Required Lenders reasonably agree constitute the Credit Parties’ “soccer business” pursuant to terms and conditions acceptable to the Required Lenders;

(xiii)                        transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the proceeds of such dispositions are applied in accordance with Section 4.02(e); and

(xiv)                       the Borrower and any of its Subsidiaries may complete transaction steps expressly contemplated as part of a Sale Transaction Restructuring (and if approval of a Bankruptcy Court is required, to the extent so approved by an Order).

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the

Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate in order to effect the foregoing to the extent contemplated by Section 11.10.

Section 9.03                             Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that any Subsidiary of the Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the Borrower or to other Subsidiaries of the Borrower which directly or indirectly own equity therein;

Section 9.04                             Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     (w) Indebtedness incurred pursuant to this Agreement and the other Credit Documents, (x) Indebtedness incurred pursuant to the Prepetition ABL Facility in an aggregate principal amount not to exceed (I) the amount thereunder outstanding as of the Petition Date minus (II) any such amounts in clause (I) prepaid from time to time after the Petition Date, (y) Indebtedness incurred pursuant to the ABL DIP Facility in an aggregate principal amount not to exceed $200,000,000 in the aggregate and (z) on or prior to the Closing Date, Indebtedness incurred pursuant to the Prepetition Term Loan Credit Agreement in an aggregate principal amount not to exceed (I) the amount thereunder outstanding as of the Petition Date minus (II) any such amounts in clause (I) prepaid from time to time after the Petition Date;

(ii)                                  Indebtedness under Swap Contracts entered into with respect to other Indebtedness permitted under this Section 9.04 so long as the entering into of such Swap Contracts are bona fide hedging activities in the ordinary course of business and consistent with past practice and are not for speculative purposes;

(iii)                               intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 9.05(vi);

(iv)                              Indebtedness of the Borrower and its Subsidiaries consisting of Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) described in Section 9.01(vi); provided that, in no event shall the aggregate principal amount of Capitalized Lease Obligations and the principal amount of all such Indebtedness incurred or assumed in each case after the Signing Date permitted by this clause (iii) exceed $500,000 in the aggregate;

(v)                                 Indebtedness outstanding on the Signing Date and disclosed as material Indebtedness under the Biscuit Acquisition Agreement as in effect as of the date hereof (“Existing Indebtedness”);

(vi)                              Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(vii)                           Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including, in each case, Bank Product Debt;

(viii)                        additional Indebtedness of the Borrower and its Subsidiaries not to exceed the $500,000 in aggregate principal amount;

(ix)                              Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(x)                                 Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xi)                              guarantees made by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or any of its Subsidiaries permitted to be outstanding under this Section 9.04; provided that such guarantees are permitted by Section 9.05;

(xii)                           customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 9.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xiii)                        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two (2) Business Days of its incurrence;

(xiv)                       (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of the Borrower or its Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower and the Subsidiaries, and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 9.03;

(xv)                          (x) guarantees made by the Borrower or any of its Subsidiaries of obligations (not constituting debt for borrowed money) of the Borrower or any of its Subsidiaries that are Credit Parties owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xvi)                       guarantees made by a Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under this Section 9.04;

(xvii)                    guarantees of Indebtedness of directors, officers and employees of the Borrower or any of its Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes not to exceed $1,000,000 at any time outstanding;

(xviii)                 all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xvii) above.

Section 9.05                             Advances, Investments and Term Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or guaranty the Indebtedness of any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents, or make any advances (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the fair market value thereof determined as of the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by the Borrower and its Subsidiaries with respect thereto as of the time made), except that the following shall be permitted:

(i)                                     the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)                                  the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents; provided that, Foreign Subsidiaries may not hold more than $500,000 of any cash or Cash Equivalents at any time;

(iii)                               the Borrower and its Subsidiaries may hold the Investments held by them on the Signing Date and described on Schedule 9.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 9.05;

(iv)                              the Borrower and its Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)                                 the Borrower and its Subsidiaries may enter into Swap Contracts to the extent permitted by Section 9.04(ii);

(vi)                              (v) the Borrower and any Subsidiary may make intercompany loans to and other investments in Credit Parties, (w) any Foreign Subsidiary may make intercompany loans to and other investments in the Borrower or any of its Subsidiaries so long as in the case of such intercompany loans to Credit Parties, all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent and the Required Lenders, (x) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments in Subsidiaries that are not Credit Parties so long as the aggregate amount of outstanding loans, guarantees and other Indebtedness made pursuant to this subclause (vi)(x) does not exceed $500,000, (y) any Subsidiary that is not a Credit Party may make intercompany loans to, and other investments in, any other Subsidiary that is also not a Credit Party and (z) Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments in, Subsidiaries that are not Credit Parties to fund the operating expenses of such Subsidiaries in an amount not to exceed $100,000 during any fiscal year of the Borrower ;

(vii)                           loans and advances by the Borrower and its Subsidiaries to officers, directors and employees of the Borrower and its Subsidiaries in connection with (i) relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of the Borrower; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(viii)                        extensions of trade credit may be made in the ordinary course of business and consistent with past practice, Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(ix)                              Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(x)                                 Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit;

(xi)                              the licensing, sublicensing or contribution of Intellectual Property pursuant to arrangements with Persons other than the Borrower and the Subsidiaries in the ordinary course of business and consistent with past practice for fair market value, as determined by the Borrower or such Subsidiary, as the case may be, in good faith;

(xii)                           to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business and consistent with past practice;

(xiii)                        advances of payroll payments to employees of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice; and

(xiv)                       the Borrower and any of its Subsidiaries may complete transaction steps expressly contemplated as part of a Sale Transaction Restructuring (and if approval of a Bankruptcy Court is required, to the extent so approved by an order of the Bankruptcy Court).

Section 9.06                             Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than on terms and conditions not less favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i)                                     Dividends may be paid to the extent provided in Section 9.03;

(ii)                                  to the extent not otherwise prohibited by this Agreement, transactions between or among the Borrower and any of its Subsidiaries shall be permitted (including equity issuances); provided that, transactions among Credit Parties, on the one hand and Subsidiaries of the Borrower that are not Credit Parties, on the other, shall be on on terms and conditions not less favorable to the relevant Credit Party as would reasonably be obtained by such Credit Party at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; and

(iii)                               transactions described on Schedule 9.06(iii).

Section 9.07                             Limitations on Payments of Indebtedness; Amendments to the Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.  The Borrower will not, and will not permit any of its Subsidiaries to:

(i)                                     Pay, prepay, redeem, purchase, defease or otherwise satisfy (a) any Indebtedness or other obligation that is subordinated in right of payment to the Obligations or secured by a Lien on any Collateral that is junior to the Liens on such Collateral securing the Obligations or (b) any Indebtedness or other obligation that was incurred prior to the Petition Date, in each case, whether by way of “adequate protection” under the Bankruptcy Code or otherwise, except for (i) payments made pursuant to the Financing Orders or, to the extent not in violation of the Financing Orders, any other order of the Bankruptcy Courts then in effect that is reasonably satisfactory to the Required Lenders or (ii) payments made in accordance with the Budget (subject to the Permitted Cash Flow Test).

(ii)                                  amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this Section 9.07 could not reasonably be expected to be adverse in any material respect to the interests of the Lenders.

(iii)                               agree, consummate or permit to exist (A) any changes or amendments to the borrowing base of any ABL Facility (or to any underlying definitions or components thereof) that would result in an increase of the extension of credit under such ABL Facility, (B) any increases in the availability for the applicable borrowers thereunder of advances under any ABL Facility, (C) any increase in pricing (whether in the form of interest rates, margins, commissions, fees, original issue discount or otherwise) other than as a result of the application of default rate interest under any ABL Facility, or (D) any repayment or “exit” premiums, fees or other similar costs (it being understood that the foregoing shall not limit the discretionary rights and ability of the Administrative Agent to (x) impose or establish Reserves (as defined in the ABL Facilities as in effect on the date hereof), (y) establish or modify any discretionary component of the eligibility criteria under the borrowing base of any ABL Facility (including any component definitions thereof) that would not result in an increase of the extension of credit under such ABL Facility and/or increase the availability for the applicable borrowers thereunder of advances under any ABL Facility, or (z) decrease advance rates).

Section 9.08                             Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i)                                     applicable law;

(ii)                                  this Agreement and the other Credit Documents or the documents governing the ABL Facilities and on or prior to the Closing Date, the Prepetition Term Loan Credit Agreement;

(iii)                               customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries;

(iv)                              customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(v)                                 restrictions on the transfer of any asset pending the close of the sale of such asset;

(vi)                              encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(vii)                           any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 9.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;

(viii)                        an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(ix)                              restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01 (in the case of Liens securing Indebtedness for borrowed money, subject to clause (xii) below);

(x)                                 restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Subsidiary of the Borrower that is not a Credit Party, which Indebtedness is permitted by Section 9.04 (but solely as such restrictions and conditions pertain to such Subsidiaries that are not Credit Parties);

(xi)                              customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.05 and applicable solely to such joint venture; and

(xii)                           restrictions imposed by the Financing Orders.

Section 9.09                             Business. The Borrower will not permit at any time the business activities taken as a whole conducted by the Borrower and its Subsidiaries to be materially different from the business activities taken as a whole conducted by the Borrower and its Subsidiaries on the Signing Date.

Section 9.10                             Negative Pledges. The Borrower shall not, and shall not permit any of its Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the Post-Petition Intercreditor Arrangements and other than:

(i)                                     any covenants contained in this Agreement or any other Credit Documents or that exist on the Signing Date;

(ii)                                  covenants existing under (x) the Prepetition ABL Credit Agreement, and, solely on or prior to the Closing Date, the Prepetition Term Loan Credit Agreement as in effect on the Petition Date and the other credit documents pursuant thereto and/or (y) the ABL DIP Credit Agreement and the other credit documents pursuant thereto;

(iii)                               covenants and agreements permitted under Section 9.08(ix);

(iv)                              customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(v)                                 covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(vi)                              restrictions imposed by applicable law;

(vii)                           customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

(viii)                        contractual obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary;

(ix)                              restrictions imposed by the Financing Orders;

(x)                                 restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(xi)                              restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xii)                           any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii) and (ix) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 9.11                             Budget Compliance; Borrowing Base Covenant.  The Borrower shall not, and shall not permit any of its Subsidiaries to:

(a)                                 Except as otherwise provided herein or previously and expressly approved by the Required Lenders in writing (including via email or other electronic transmission), permit the proceeds of Term Loans to be used for any use other than a use permitted by Section 8.10, it being understood that (x) neither the Administrative Agent nor the Lenders shall have any duty to monitor such compliance and (y) the line items in the Budget for payment of amortization of principal, interest, expenses and other amounts to the Secured Parties are estimates only, and the Borrower remains obligated to pay any and all Obligations in accordance with the terms of the Credit Documents.

(b)                                 Commencing with the week ending November 25, 2016, permit the actual Cumulative Net Cash Flow as set forth in the Variance Report delivered for such Variance Period pursuant to Section 8.01(i) to be less than the Cumulative Net Cash Flow for such Variance Period as set forth in the Initial Budget by an amount in excess of the Permitted Cash Flow Test.

(c)                                  Without the express written consent of the Required Lenders, make any Cash Disbursements with respect to (x) any Indebtedness or (y) other obligations, in any such case, arising on or before the Petition Date owed by the Borrower or any other Debtor Credit Party, unless such Cash Disbursements (I) are in accordance with the Budget (subject to the Permitted Cash Flow Test) and (II) do not violate Section 9.07(i) or (III) constitute an Event of Default under Section 10.01(m).

(d)                                 To the extent actual Liquidity is less than the Liquidity in the Budget less Permitted Liquidity Variance as of the last day of any week, permit the Borrowing Base as determined as of any applicable date of determination, to be less than 90% of the Borrowing Base for such date as set forth in the Initial Budget.

Section 9.12                             Final Bankruptcy Court Financing Order; Administrative Priority; Lien Priority; Payment of Claims.  The Borrower shall not, and shall not permit any of its Subsidiaries to:

(a)                                 At any time, seek or consent to any reversal, modification, amendment, stay, vacation or termination of (i) any “first day orders” or “second day orders” entered by the Bankruptcy Courts in any of the Cases, if such reversal, modification, amendment, stay or vacation could have an adverse effect on the rights of the Secured Parties under this Agreement, (ii) the Interim Financing Order or (iii) the Final Financing Order.

(b)                                 At any time, seek or consent to a priority for any administrative expense or unsecured claim against the Borrower or any other Debtor Credit Party (now existing or hereafter arising) of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in, or arising or ordered under, Sections 105(a), 326, 328, 330, 331, 363, 503(a), 503(b), 506(c), 507, 546(c), 726, 1113 and 1114 of the Bankruptcy Code equal or senior to the priority of the Secured Parties in respect of the Obligations, except for the Carve-Out as provided in Section 2.14 or in the Financing Orders.

(c)                                  At any time, seek or consent to a priority of any Liens against the Borrower or any other Debtor Credit Party that is equal or senior to the priority of the Liens granted to the Secured Parties, except as provided in Section 2.14 or the Financing Orders or that constitutes Permitted Liens that are valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date and that are not adversely impaired, affected or modified by the Interim Financing Order (or the Final Financing Order, when applicable) and/or that have priority after the Petition Date by operation of Law or as expressly provided for in Section 9.01.

(d)                                 Prior to the date on which the Obligations have been Paid in Full (or otherwise satisfied) and the Commitments have been cancelled and terminated, file with the Bankruptcy Courts any alternative debtor-in-possession financing proposal that does not provide for the Obligations to be Paid in Full.

Section 9.13                             Appointment of Chief Restructuring Officer.  Except as otherwise provided herein or approved by the Required Lenders (it being agreed that a chief restructuring officer employed by Alvarez and

Marsal shall be deemed reasonably acceptable to the Required Lenders), the Borrower shall not, and shall not permit any of its Subsidiaries to, appoint a chief restructuring officer with respect to any Debtor.

Section 9.14                             Critical Vendor Payments.  Except as otherwise provided herein or approved by the Required Lenders, the Borrower shall not, and shall not permit any of its Subsidiaries to, make payments to critical vendors or otherwise file any critical vendor motions seeking payments with the Bankruptcy Courts, in each case, in an aggregate amount or, with respect to the Canadian Cases, in excess of the amounts, as applicable, specified in “first day” or “second day” orders that have been confirmed in writing as being reasonably acceptable to the Required Lenders.

Section 9.15                             Actions in Cases.  The Borrower shall not, and shall not permit any of its Subsidiaries to, bring a motion in the Cases that could constitute a Default or an Event of Default pursuant to Article 10 of this Agreement.

ARTICLE 10
EVENTS OF DEFAULT

Section 10.01                      Events of Default. Any of the following shall constitute an Event of Default:

(a)                                 Payments. The Borrower shall (i) default in the payment when due of any principal of any Term Loan or any Note or (ii) default, and such default shall continue unremedied for five (5) or more Business Days, in the payment when due of any interest on any Term Loan or Note, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b)                                 Representations, etc. Any representation, warranty, certification or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c)                                  Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01, 8.02, 8.03, 8.04 (as to the Credit Parties), 8.08, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16 or Article 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01(a) and 10.01(b)), and such default shall continue unremedied for a period of 5 Business Days after the earlier of (A) written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders and (b) knowledge thereof by the Borrower or any Subsidiary; or

(d)                                 Default Under Other Agreements.  (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness incurred after the Petition Date (other than the Obligations) beyond the period of grace, if any (but whether or not all required notices have been delivered) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness (other than the Obligations) (but whether or not all required notices have been delivered) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness incurred after the Petition Date (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that (x) it shall not be a Default or an Event of Default under this Section 10.01(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount, (y) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is otherwise permitted hereunder and (z) such defaults shall include any such default under the ABL Facilities and/or the Prepetition Term Loan Credit Agreement, without regard to the Threshold Amount (other than any default of event of default that result directly from the filing of the Cases); or

(e)                                  Bankruptcy, etc. Except for the commencement of a proceeding for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court or under Debtor Relief Laws in the Canadian Bankruptcy Court that does not or would not constitute an Event of Default under Section 10.01(t) hereunder and that is, within ten (10) days of the filing thereof, jointly administered with the Cases (it being agreed that, during any such ten (10)-day period, any such proceeding shall not constitute a Default), any Subsidiary of the Borrower (other than a Debtor) shall commence a voluntary case or proceeding concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or under the provisions of the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or other similar law or makes an assignment in bankruptcy, makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, receivership compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or an involuntary case or proceeding is commenced against such Person, and the petition is not controverted within twenty-one (21) days, or is not dismissed within thirty (30) days, after commencement of the case; or such Person applies for the appointment of, or the taking of possession by a custodian (as defined in the Bankruptcy Code), receiver, receiver- manager, interim receiver, trustee, monitor, liquidator or other similar official, or such official is appointed for, or takes charge of, all or substantially all of the property of such Person, or such Person commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person, or there is commenced against such Person any such proceeding which remains undismissed for a period of thirty (30) days, or such Person is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or such Person suffers any appointment of any custodian, receiver, receiver-manager, interim receiver, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of thirty (30) days; or such Person makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by such Person for the purpose of effecting any of the foregoing; or

(f)                                   ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect; (c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which has resulted or would reasonably be expected to result in a Material Adverse Effect; or (d) a Foreign Pension Plan or Canadian Pension Plan has failed to comply with, or be funded in accordance with, its applicable law which has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(g)                                  Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected security interest or hypothec in, and Lien on, all of the Collateral (other than Collateral with an aggregate fair market value not in excess of the Threshold Amount), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01)); or

(h)                                 Guaranties. Article 13 or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under Article 13 or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Article 13; or

(i)                                     Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary (other than any Excluded Subsidiary) of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and (i) the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered by such insurance company) equals or exceeds the Threshold Amount or (ii) such judgments, individually and in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; or

(j)                                    [Reserved]; or

(k)                                 Actual or Asserted Impairment. At any time after the execution thereof, (i) any Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof) or shall be declared null and void or (ii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability or shall contest in writing the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Security Documents.

(l)                                     Bankruptcy-Related Events.

(i)                                     A court order shall have been entered dismissing any of the Cases or converting any of the Cases to a case under Chapter 7 of the Bankruptcy Code, or in the case of the Canadian Cases, converted to a liquidation proceeding or bankruptcy under the Bankruptcy and Insolvency Act (Canada), or the Borrower or any other Debtor shall file a motion or other pleading seeking the dismissal or conversion of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; or

(ii)                                  A trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or a responsible officer or examiner (other than a fee examiner) having expanded powers is appointed or elected in the Cases, the Borrower or any other Debtor applies for or consents to any such appointment, or the U.S. Bankruptcy Court shall have entered an order providing for such appointment, or a receiver, interim receiver, receiver and manager or trustee in bankruptcy is appointed by the Canadian Bankruptcy Court; or

(iii)                               (A) The Final Financing Order (in form and substance reasonably satisfactory to the Required Lenders) shall not have been entered by the U.S. Bankruptcy Court on or prior to the date occurring thirty (30) days after the Interim Financing Order Date (or such later date as the Required Lenders may approve in their reasonable discretion), (B) either Bankruptcy Court shall have entered an order staying, reversing, vacating or terminating the Interim Financing Order or, after entry thereof, the Final Financing Order or extending, modifying, supplementing or amending the Interim Financing Order or, after entry thereof, the Final Financing Order, in any such case, other than in form and substance reasonably satisfactory to the Required Lenders, (C) subject to the Post-Petition Intercreditor Arrangements and the Financing Orders, an order of the Bankruptcy Courts shall be entered granting a Lien on the Collateral that is senior to or pari passu with the Liens on such Collateral securing the Obligations; (D) the Interim Financing Order and/or the Final Financing Order shall cease to create, as applicable, valid and perfected Liens, as provided in Section 2.14, on the Collateral of the Debtors or otherwise cease to be valid and binding and in full force and effect, (E) the Borrower or any other Credit Party shall fail to comply with any provision of the Interim Financing Order or, after the entry thereof, the Final Financing Order, other than any such failure to comply which is not material and is remedied within 2 Business Days, (F) the Borrower or any other Credit Party is enjoined, restrained or in any way prevented by order of a court of competent jurisdiction from continuing or conducting all or any material part of its business or affairs, (G) the Financing Orders shall cease to be in full force and effect or or (H) a final non-appealable order in the Cases shall be entered surcharging any of the Collateral under Section 506(c) of the Bankruptcy Code or the CCAA against the Secured Parties or the Debtors shall file or support any motion supporting such surcharging under Section 506(c) of the Bankruptcy Code or the CCAA; or

(iv)                              The Bankruptcy Courts shall have entered an order in any of the Cases (A) denying or terminating use of cash collateral by any of the Debtors, and the Debtors have not obtained use of cash collateral (consensually or non-consensually), (B) granting relief from any stay or proceeding (including, without limitation, the automatic stay under Section 362 of the Bankruptcy Code or the CCAA) so as to

allow any third party to proceed with foreclosure (or the granting of a deed in lieu of foreclosure or the like) against any assets of the Debtors with a value in excess of $500,000 in the aggregate or the Equity Interests in any Credit Party or in any Subsidiary whose Equity Interest (or portion thereof) has been pledged as security for the Obligations or permit third parties to exercise other remedies that would have a Material Adverse Effect or (C) without the prior written consent of the Required Lenders, authorizing financing for any of the Credit Parties under Section 364 of the Bankruptcy Code or the CCAA (other than the ABL DIP Facilities and the other transactions contemplated by the Credit Documents) unless such financing is expressly permitted hereunder or such order contemplates Payment in Full of the Obligations upon consummation thereof; or

(v)                                 The filing or support of any pleading by any Credit Party or other Debtor seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (iv) above, unless such filing or any pleading is in connection with the enforcement of the Credit Documents against any Secured Party; or

(vi)                              The filing of a motion in any of the Cases by the Borrower or any other Debtor to (A) use DIP Cash Collateral under Section 363(c) of the Bankruptcy Code or the CCAA without the consent of the Required Lenders or (B) file any plan of liquidation unless such plan contemplates a Payment in Full of all Obligations; or

(m)                             Material Payments.  Any material payments are made in respect of pre-petition obligations of any Debtor other than (i) to the extent permitted by the Interim Financing Order (or the Final Financing Order, when applicable), (ii) to the extent permitted by any “first day order” or “second day order” entered by the Bankruptcy Courts that is in form and substance reasonably satisfactory to the Required Lenders, or (iii) as otherwise permitted hereunder; or

(n)                                 Consolidation.  Any Credit Party consolidating or combining with any other Person except to the extent expressly permitted hereunder; or

(o)                                 Claim Status.  Other than in respect of the Obligations, the Carve-Out or as otherwise permitted under the Credit Documents, an order is entered by the Bankruptcy Courts granting superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code on a pari passu or senior basis to the claims against the Debtors of the Secured Parties under the Credit Documents, or the filing by any Credit Party of a motion or application seeking entry of such an order; or

(p)                                 Plan of Reorganization.  A Chapter 11 plan or any other plan, a plan of compromise or arrangement in the Canadian Cases that does not provide for the Payment in Full of the Obligations shall be confirmed in any of the Cases, or any of the Credit Parties or any of their Subsidiaries shall file, propose, support or fail to contest in good faith the filing or confirmation of such a plan unless such plan contemplated a Payment in Full of all Obligations; or

(q)                                 Avoidance; Disgorgement; etc.  The Bankruptcy Courts shall (i) enter an order avoiding or requiring disgorgement by the Secured Parties of any amounts received in respect of the Obligations, (ii) enter an order authorizing or directing payment of any claim or claims under Section 506(c) or 552(b) of the Bankruptcy Code against or with respect to any of the Collateral or (iii) enter an order resulting in marshaling of any Collateral or precluding the attachment of Liens securing the Obligations to post-petition property based on the “equities of the case” under Section 552(b) of the Bankruptcy Code; or

(r)                                    [Reserved]; or

(s)                                   Material Impairment. If any Credit Party shall file a motion, pleading or proceeding that challenges the rights and remedies of any of the Administrative Agent or the Lenders under the Credit Documents in any of the Cases or that is inconsistent with the Credit Documents, in any such case, to the extent the relief sought thereby or such determination could reasonably be expected to result in a material impairment of the rights or interests of the Lenders, other than a challenge to whether an Event of Default has, in fact, occurred and is continuing; or

(t)                                    Non-Debtor Proceedings. (i) Any Domestic Subsidiary that is not a Debtor (or a Debtor as a result thereof) institutes or consents to the institution of any proceeding under any Debtor Relief Law or (ii) any Foreign Subsidiary that is a Credit Party institutes or consents to the institution of a proceeding for relief under Chapter 11 of the Bankruptcy Code, and, in any event set forth in clause (i) or (ii) above, within twenty (20) days after the occurrence thereof, the court overseeing such proceeding has not entered an order subjecting such non-Debtor to the Interim Financing Order (or, after entry thereof, the Final Financing Order) and such other orders as the Required Lenders may reasonably require (it being agreed that, during any such thirty (30)-day period after any event set forth in clause (i) or (ii) above, such event shall not constitute a Default).

(u)                                 Additional Financing.  The Borrower or any other Debtor shall file a motion in any of the Cases to obtain, or the Bankruptcy Courts shall enter an order to approve, any additional financing under Sections 364(c) or (d) of the Bankruptcy Code (including, without limitation, any indebtedness secured by a Lien on any Collateral equal or senior to the priority of the Liens securing the Obligations) unless (i) such financing and, if applicable, any Liens securing such financing are expressly permitted hereunder or (ii) such motion or order, as applicable, contemplates Payment in Full of the Obligations upon consummation thereof.

(v)                                 Priming Liens.  At any time, the Borrower any other Credit Party or any Debtor seeks or consents to a priority of any Liens against the Borrower or any other Credit Party that is equal or senior to the priority of the Liens granted to the Secured Parties, except (i) as provided in the Financing Orders, (ii) with respect to a Permitted Lien or (iii) such motion or order, as applicable contemplates Payment in Full of the Obligations upon consummation thereof.

(w)                               Post-Petition Intercreditor Arrangements.  Following the Final Financing Order Date (i) the Liens securing the Obligations shall cease to have the priorities contemplated in Section 2.14 and/or in the Post-Petition Intercreditor Arrangements or any such provision thereof, (ii) the Post-Petition Intercreditor Arrangements shall be invalidated or otherwise cease, for any reason, to be obligations in full force and effect, and valid, binding and enforceable obligations of the Persons (other than the Lenders or the Administrative Agent) subject thereto, (iii) any Person (other than the Lenders or the Administrative Agent) shall breach any obligations under the Post-Petition Intercreditor Arrangements or any Person (other than the Lenders or the Administrative Agent) shall repudiate its obligations thereunder and/or state that any such obligations are not in full force and effect, valid, binding and enforceable against any such Person, (iv) any Person (other than the Lenders or the Administrative Agent) shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Post-Petition Intercreditor Arrangements, or (B) that any of such Post-Petition Intercreditor Arrangements exist for the benefit of any Secured Party; or (v) any Person (other than the Lenders or the Administrative Agent) thereof or any other Person fails to observe or perform any of the provisions of the Post-Petition Intercreditor Arrangements applicable to it.

Section 10.02                      Remedies Upon Event of Default. Following the Final Financing Order Date, subject in all respects to the Financing Orders, including any notice requirement thereunder as applicable, if any Event of Default shall have occurred and be continuing, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon the written request of the Required Lenders, in each case by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party: (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest, any premiums and/or fees (including any applicable Prepayment Premium) in respect of all Term Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iv) enforce the terms of Article 13.

ARTICLE 11
THE ADMINISTRATIVE AGENT

Section 11.01                      Appointment and Authority.

(a)                                 Each of the Lenders hereby irrevocably appoints 9938982 Canada Inc. to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 The Administrative Agent shall also act as the “Collateral Agent” under the Credit Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 11 (including Section 11.05, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto.

Section 11.02                      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03                      Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02 and Section 12.11) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(e)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.04                      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05                      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06                      Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 4.04(e) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.07                      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.08                      [Reserved].

Section 11.09                      Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.01 and Section 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.01 and Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or under the provisions of the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), or any similar Laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (c) of Section 12.11), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 11.10                      Collateral and Guaranty Matters.  Without limiting the provisions of this Section 11.10, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and Payment in Full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) that constitutes Excluded Property, or (iv) if approved, authorized or ratified in writing in accordance with Section 12.11;

(b)                                 to release any Subsidiary Guarantor from its obligations under Article 13 if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents; and

(c)                                  to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 9.01(vi).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under Article 13 pursuant to this Section 11.10. In each case as specified in this Section 11.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under Article 13, in each case in accordance with the terms of the Credit Documents and this Section 11.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

As part of its duties as the Collateral Agent under the Credit Documents, the Collateral Agent (x) is, for the purposes of holding any security granted under the Security Documents governed by the laws of the Province of Quebec, hereby appointed by the Lenders, and (y) hereby agrees to act as hypothecary representative within the meaning of Article 2692 of the Civil Code of Quebec, for all present and future Lenders. Any Person who becomes a Lender shall, by its execution of an Assignment and Assumption Agreement, be deemed to have consented to and confirmed the Collateral Agent as the Person acting as hypothecary representative holding the aforementioned Security Documents.  The appointment of a successor Collateral Agent pursuant to this Agreement shall also constitute the appointment of a successor hypothecary representative hereunder. Notwithstanding the provisions of Section 12.08, the provisions of this subsection shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

Section 11.11                      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.12                      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.13                      [Reserved].

Section 11.14                      Withholding Taxes. To the extent required by any applicable law (as determined in the good-faith discretion of the withholding agent), the Administrative Agent may withhold from any payment to any lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service, the Canada Revenue Agency or any other authority of the United States, Canada or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 4.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 11.14. The agreements in this Section 11.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE 12
MISCELLANEOUS

Section 12.01                      Payment of Expenses, etc.

(a)                                 The Credit Parties hereby jointly and severally agree to (i) following the Final Financing Order Date, pay all reasonable invoiced out-of-pocket costs and expenses of (x) the Administrative Agent for fees and documented expenses of any advisors and professionals engaged by the Administrative Agent (including, without limitation, the reasonable fees and disbursements of Kirkland & Ellis LLP, and Blake, Cassels & Graydon LLP and, if reasonably necessary, one local counsel in any other relevant jurisdiction, but excluding the monthly fees and disbursements of any financial advisor(s)) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and/or those associated with collateral monitoring, collateral reviews and appraisals, environmental reviews, of (y) the Administrative Agent and each Lender but, in no event, more than one firm of outside counsel for the Lenders (or if reasonably necessary, one firm of local counsel in any local jurisdiction), in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (and, in each case, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel, for each such affected party similarly situated); (ii) pay and hold each Agent and each Lender harmless from and against any and all Other Taxes with respect to the foregoing matters and save each Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent or such Lender) to pay such Other Taxes; and (iii) indemnify each Agent, each Lender and each other Secured Party and each of their respective Affiliates, successors and assigns, and the partners, officers, directors, employees, trustees, agents, advisors, controlling persons, investment advisors and other representatives of each of the foregoing (each, an “Indemnified Person”) but, in no event, more than one firm of outside counsel for the Lenders (or if reasonably necessary, one firm of local counsel in any local jurisdiction), from and against and hold each of them harmless against (and will reimburse each Indemnified Person as the same are incurred for) any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements and documented out-of- pocket expenses) incurred by, imposed on, assessed or asserted against any of them as a result of, or arising out of, or in any way related to, or by reason of, (I) any investigation, litigation or other proceeding (whether or not any Agent, any Lender or other Secured Party is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (II) the actual or alleged presence of Hazardous Materials in the Environment relating in any way to any Real Property owned, leased or operated, at any time, by the Borrower, any of its Subsidiaries or any of their respective predecessors; the generation, storage, transportation, handling, treatment, use, Release or threat of Release of Hazardous Materials by or on behalf of the Borrower, any of its Subsidiaries or any of their respective predecessors at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries or any of their respective predecessors; the non-compliance by the Borrower or any of its Subsidiaries or any of their respective predecessors with any Environmental Law (including applicable permits thereunder); or any Environmental Claim or liability under any applicable Environmental Laws related to the Borrower or any of its Subsidiaries or any of their respective predecessors or relating in any way to any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries or any of their respective predecessors (but excluding in each case any losses, liabilities, claims, damages or expenses, (III) to the extent incurred by reason of the gross negligence or willful misconduct of the applicable Indemnified Person or any of its Related Indemnified Persons, (IV) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of preceding clauses (III) and (IV), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (V) that do not involve or arise from an act or omission by the Borrower or other Credit Parties or any of their respective affiliates and is brought by an Indemnified Person against an Indemnified Person (other than claims against any Agent in its capacity as such or in its fulfilling such role).  To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Lender or any other Secured Party or other Indemnified Person set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding the foregoing, this Section 12.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from a non-Tax claim.  All amounts due under this Section 12.01(a) shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

(b)                                 To the fullest extent permitted by applicable law, each of the Credit Parties shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person referred to above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)                                  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 12.01 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Affiliate thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Affiliate, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Term Loan Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Term Loan Exposure (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Affiliate thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.01(c).

Section 12.02                      Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, subject to the Financing Orders and the Post-Petition Intercreditor Arrangements, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

Section 12.03                      Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 1.01; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in an administrative questionnaire in form and substance reasonably satisfactory to the Administrative Agent (an “Administrative Questionnaire”) (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet except for losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses (x) are determined by a court of competent jurisdiction by a final an nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(d)                                 Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.04                      Successors and Assigns

(a)                                 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.04(b), (ii) by way of participation in accordance with the provisions of Section 12.04(d), or (iii) by way of pledge or assignment of a security interest or hypothec subject to the restrictions of Section 12.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. No lender may assign or transfer any of its rights or obligations hereunder to an Ineligible Transferee.  The list of all Ineligible Transferees shall be made available to all Lenders.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Transferees. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Ineligible Transferees or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Ineligible Transferees.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Sections 10.01(a) or (e) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Commitment assigned;

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in the amount of $3,500; provided that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons. Except as expressly provided herein, no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to an Ineligible Transferee or (D) to a natural Person.

(vi)                              Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Term Loan Exposure. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)                           Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.10, Section 2.12, Section 4.04 and Section 12.01 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.04.

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Notice Office in the United States of America a copy of each Assignment and Assumption Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Transferee, a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.14 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i), (ii) and (iii) of the first proviso to Section 12.11 or clause (1) of the second proviso to Section 12.11, in each case, that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10, Section 2.12 and Section 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.10 or Section 4.04 (subject to the requirements and limitations therein, including Section 4.04(b)-(c) (it being understood that the documentation required under Section 4.04(b)-(c) shall be delivered to the participating Lender)), than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.06(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or in connection with an enquiry by the Canada Revenue Agency in accordance with the provisions of the ITA. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges. Any Lender may at any time pledge or assign a security interest or hypothec in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05                      No Waiver; Remedies Cumulative.

(a)                                 No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.02 (subject to the terms of Section 12.11(f)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.05 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 12.11(f), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 12.06                      Payments Pro Rata.

(a)                                 The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Term Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the class of Term Loans as, and to the extent, provided herein, and (z) any other provisions which permit disproportionate payments with respect to the Term Loans as, and to the extent, provided therein.

Section 12.07                      Calculations; Computations.

(a)                                 The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto).

(b)                                 All computations of interest and other Fees hereunder shall be made on the basis of a a three hundred sixty-five (365)-day or three hundred sixty-six (366)-day year, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

(c)                                  The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 12.08                      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION) AND (TO THE EXTENT APPLICABLE) THE U.S. BANKRUPTCY CODE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE JURISDICTION IN WHICH THE RELEVANT COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT.

(b)                                 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B)

ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 12.09                      Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 12.10                      Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.11                      Amendment or Waiver; etc.

(a)                                 Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall:

(i)                                     without the prior written consent of each Lender directly and adversely affected thereby, extend the final scheduled maturity or scheduled date of any amortization payment of any Term Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the applicability of any post-default increase in interest rates) or reduce or forgive the principal amount thereof;

(ii)                                  except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the prior written consent of each Lender, other than in connection with the Payment in Full of all Obligations;

(iii)                               except as otherwise provided in the Credit Documents or in connection with the Payment in Full of the Obligations, release all or substantially all of the value of Article 13 without the prior written consent of each Lender;

(iv)                              amend, modify or waive any provision of this Section 12.11(a) or Section 12.06 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Refinancing Term Loans on the Signing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby;

(v)                                 reduce the percentage specified in the definition of Required Lenders without the prior written consent of each Lender directly and adversely affected thereby (it being understood that, with the prior written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders, as applicable, on substantially the same basis as the extensions of Refinancing Term Loans are included on the Signing Date); or

(vi)                              consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the consent of each Lender;

provided, further, that no such change, waiver, discharge or termination shall (i) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender), (ii) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Article 11 or any other provision as same relates to the rights or obligations of such Agent or (iii) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)                                 If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.11(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (such Lender, a “Non-Consenting Lender”), then the Borrower shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such Non-Consenting Lender’s Commitments and/or repay the outstanding Term Loans of such Lender in accordance with Section 4.01(b), provided that, unless the Commitments that are terminated, and Term Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.11(a).

(c)                                  Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(d)                                 Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Term Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definition of the “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(e)                                  Further, notwithstanding anything to the contrary contained in this Section 12.11, if following the Signing Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Section 12.12                      Survival.

(a)                                 All indemnities set forth herein including, without limitation, in Sections 2.10, 4.03, Section 11.07 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

(b)                                 All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any

Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 12.13                      Domicile of Term Loans. Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 12.13 would, at the time of such transfer, result in increased costs under Section 2.10 or 4.03 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

Section 12.14                      Confidentiality.

(a)                                 Subject to the provisions of subsection (b) of this Section 12.14, each Agent and Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower (other than to its directors, officers, employees, accountants, auditors, advisors or counsel or other representatives or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.14 to the same extent as such Lender (or language substantially similar to this Section 12.14(a)) any information with respect to the Borrower or any of its Subsidiaries that is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.14(a) by such Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Canada Deposit Insurance Corporation or similar organizations (whether in the United States, Canada or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.14 (or language substantially similar to this Section 12.14(a)), and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 12.14 (or language substantially similar to this Section 12.14(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b)                                 The Borrower hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.14 to the same extent as such Lender.

Section 12.15                      USA Patriot Act and Canadian AML Acts Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”) and the Canadian AML Acts, it is required to obtain, verify, and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act and the Canadian AML Acts, and each Credit Party agrees to promptly provide such information from time to time to any Lender.

Section 12.16                      Special Provisions Regarding Pledges of Equity Interests in Persons Not Organized in Qualified Jurisdictions. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all Equity Interests in various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests or hypothecs granted pursuant to the various Security Documents and to take all actions under the laws of the United States or Canada (as applicable) to perfect the security interests in the Equity Interests of any Person organized under the laws of said jurisdictions (to the extent said Equity Interests are owned by any Credit Party).

Section 12.17                      Currency Indemnity. If a judgment or order is rendered by any court or tribunal for the payment of any amount owing to the Agents or any Lender under any Credit Document or for the payment of damages in respect of any breach of any Credit Document, or under or in respect of a judgment or order of another court or tribunal for the payment of those amounts or damages, and the judgment or order is expressed in a currency (the “Judgment Currency”) except the currency payable under the relevant Credit Document (the “Agreed Currency”), the party against whom the judgment or order is made shall indemnify and hold the Agents and the Lenders harmless against any deficiency in terms of the Agreed Currency in the amounts received by the Agents and the Lenders arising or resulting from any variation as between (a) the actual rate of exchange at which the Agreed Currency is converted into the Judgment Currency for the purposes of the judgment or order, and (b) the actual rate of exchange at which the Agents or the Lender is able to purchase the Agreed Currency with the amount of the Judgment Currency actually received by the Agent or the Lender on the date of receipt. The indemnity in this Section shall constitute a separate and independent obligation from the other obligations of the Credit Parties under the Credit Documents and shall apply irrespective of any indulgence granted by the Agents or any Lender.

Section 12.18                      Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower and its Subsidiaries or any of their properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, Canada or elsewhere, to enforce or collect upon the Term Loans or any Credit Document or any other liability or obligation of the Borrower or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, Canada or elsewhere. Without limiting the generality of the foregoing, the Borrower further agrees that the waivers set forth in this Section 12.18 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 12.19                      INTERCREDITOR ARRANGEMENTS.

(a)                                 EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE POST-PETITION INTERCREDITOR ARRANGEMENTS, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b)                                 THE PROVISIONS OF THIS SECTION 12.19 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE POST-PETITION INTERCREDITOR ARRANGEMENTS.  REFERENCE MUST BE MADE TO THE POST-PETITION INTERCREDITOR ARRANGEMENTS TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE POST-PETITION INTERCREDITOR ARRANGEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT

OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE POST-PETITION INTERCREDITOR ARRANGEMENTS.

Section 12.20                      Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.21                      Absence of Fiduciary Relationship; Acknowledgment of no Liability. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.  For the avoidance of doubt, each of the parties hereto agree that the Advisors shall not have any liability with respect to or arising out of this Agreement or the other Credit Documents.

ARTICLE 13
GUARANTY

Section 13.01                      Subsidiary Guaranty.  Each Subsidiary Guarantor, severally, unconditionally and irrevocably guarantees (the undertaking by each Subsidiary Guarantor under this Article 13 being the “Guaranty”) the punctual payment when and as due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Credit Parties now or hereafter existing under or in respect of the Credit Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent, the Collateral Agent or any of the other Secured Parties solely in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, each Subsidiary Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Credit Parties to the Administrative Agent or any of the other Secured Parties under or in respect of the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Credit Party.

Section 13.02                      Guaranty Absolute.  Each Subsidiary Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto.  The Obligations of each Subsidiary Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Credit Party under the Credit Documents, and a separate action or actions may be brought and prosecuted against such Subsidiary Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Credit Party or whether any other Credit Party is joined in any such action or actions.  The liability of each Subsidiary Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and such Subsidiary Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

(a)                                 any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Credit Party under the Credit Documents, or any other amendment or waiver of or any consent to departure from any Credit Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or any of its Subsidiaries or otherwise;

(c)                                  any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any Subsidiary Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Credit Party under the Credit Documents, or any other property and assets of any other Credit Party or any of its Subsidiaries;

(e)                                  any change, restructuring or termination of the corporate structure or existence of any other Credit Party or any of its Subsidiaries;

(f)                                   any failure of the Administrative Agent or any other Secured Party to disclose to any Credit Party any information relating to the financial condition, operations, properties or prospects of any other Credit Party now or hereafter known to the Administrative Agent or such other Secured Party, as the case may be (such Subsidiary Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)                                  the failure of any other Person to execute this Guaranty or any other guarantee or agreement of the release or reduction of the liability of any of the other Credit Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                                 any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Credit Party or any other guarantor or surety other than payment in full in cash of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any other Credit Party or otherwise, all as though such payment had not been made.

Section 13.03                      Waivers and Acknowledgments.

(a)                                 Each Subsidiary Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Credit Party or any other Person or any Collateral.

(b)                                 Each Subsidiary Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                                  Each Subsidiary Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Subsidiary Guarantor or other rights to proceed against any of the other Credit Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of such Subsidiary Guarantor’s obligations hereunder.

(d)                                 Each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Documents and that the waivers set forth in Section 13.02 and this Section 13.03 are knowingly made in contemplation of such benefits.

Section 13.04                      Subrogation.  Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Credit Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against such other Credit Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and the Commitments shall have expired or terminated.  If any amount shall be paid to any Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (b) the Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Subsidiary Guarantor shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Maturity Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Subsidiary Guarantor’s request and expense, execute and deliver to such Subsidiary Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to such Subsidiary Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Subsidiary Guarantor.

Section 13.05       Additional Guarantors.  Upon the execution and delivery by any Person of a guaranty joinder agreement in substantially the form of Exhibit M hereto or otherwise in a form reasonably acceptable to the Administrative Agent (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Subsidiary Guarantor hereunder, and each reference in this Guaranty to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Credit Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Credit Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall include each such duly executed and delivered Guaranty Supplement.

Section 13.06       Continuing Guarantee; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (ii) the Maturity Date, (b) be binding upon each Subsidiary Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender under this Article 13 or otherwise, in each case as provided in Section 12.04.

Section 13.07       No Reliance.  Each Subsidiary Guarantor has, independently and without reliance upon any Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Credit Document to which it is or is to be a party, and such Subsidiary Guarantor has established adequate means of obtaining from each other Credit Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Credit Party.

Section 13.08       Quebec Guarantees. To the extent that any Subsidiary Guarantor, whether now or at any time in the future, is located in the Province of Quebec:

(a)           it hereby agrees that it shall be liable for, and hereby absolutely, irrevocably and unconditionally guarantees, on a solidary basis and as primary obligor and not merely as surety, to the Administrative Agent and the other Secured Parties and their respective successors and assigns, the Guaranteed Obligations; and

(b)           it expressly waives and renounces the benefits of division and discussion.

ARTICLE 14
SECURITY

Section 14.01       Grant of Security.

(a)           Upon and subject to the Final Financing Order Date, as security for the prompt and complete payment or performance, as the case may be, when due of all of its Obligations, each Credit Party does hereby pledge, assign, mortgage, charge and grant to the Collateral Agent, for the benefit of the Secured Parties, as and by way of a fixed and specific mortgage and charge, and grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in, all of its present and after-acquired personal property, including, without limiting the foregoing, all of its right, title and interest in, to and under all of the following personal property and fixtures (and all rights therein), or in which or to which it has any rights, in each case whether now existing or hereafter from time to time acquired (but excluding any Excluded Property):

(i)            each and every Account, including all claims of any kind that such Credit Party has, including claims against the Crown and claims under insurance policies;

(ii)           the Cash Collateral Account and all Money, Securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iii)          all Chattel Paper;

(iv)          all Contracts, together with all Contract Rights arising thereunder;

(v)           all Equipment and fixtures;

(vi)          all Deposit Accounts and all Money, Securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(vii)         all Documents of Title;

(viii)        all Financial Assets;

(ix)          all Goods;

(x)           all Instruments;

(xi)          all Intangibles;

(xii)         all Intellectual Property;

(xiii)        all Inventory;

(xiv)        all Investment Property, including shares, stock, warrants, bonds, debentures, debenture stock and other Securities (in each case whether evidenced by a Security Certificate or an Uncertificated Security) and Security Entitlements, Securities Accounts, Futures Contracts and Futures Accounts;

(xv)         all rights in letters of credit (whether or not the respective letter of credit is evidenced by a writing);

(xvi)        all Money;

(xvii)       all Permits;

(xviii)      all Commercial Tort Claims;

(xix)        all Letter of Credit Rights;

(xx)         all insurance policies and Proceeds thereof;

(xxi)        all Real Property (including each Credit Party’s estate, right, title, interest, property, claim and demand, now or hereafter arising, in and to such Credit Party’s Real Property);

(xxii)       any Proceeds of an Avoidance Action (but not the Avoidance Action itself);

(xxiii)      any and all other assets of each Credit Party;

(xxiv)     with respect to the foregoing, all parts, components, renewals, substitutions and replacements of that property and all attachments, accessories and increases, additions and Accessions to that property; and

(xxv)      all Proceeds and products of any and all of the foregoing, including property in any form derived directly or indirectly from any dealing with such property

(all of the above, the “Collateral”).

(b)           The security interest of the Collateral Agent under this Agreement extends to all Collateral that any Credit Party may acquire, or with respect to which any Credit Party may obtain rights, at any time during the term of this Agreement.

Section 14.02       Intellectual Property.  The security interest with respect to Intellectual Property constitutes a security interest in, and a charge and pledge of, such Collateral in favour of the Collateral Agent, for the benefit of the Secured Parties, but does not constitute an assignment or mortgage of such Collateral to the Collateral Agent or any Secured Party.

Section 14.03       Attachment.  Each Credit Party has rights in its Collateral and agrees that the Secured Parties have given value and that the security interests created by this Agreement are intended to attach (a) with respect to Collateral that is now in existence, upon execution of this Agreement, and (b) with respect to Collateral that comes into existence in the future, upon such Credit Party acquiring rights in the Collateral or the power to transfer rights in the Collateral to the Collateral Agent.  In each case, the parties do not intend to postpone the attachment of any security interests created by this Agreement.

Section 14.04       Power of Attorney.  Subject to the entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders, each Credit Party hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Credit Party or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Credit Party under or arising out of the Collateral, to endorse any cheques or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be reasonably necessary or advisable to protect the interests of the Secured Parties, which appointment as attorney is coupled with an interest.  Each Credit Party hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Credit Party or otherwise) to sign any document which may be required by the United States Patent and Trademark Office, any domain name registrar, the United States Copyright Office, the Canadian Intellectual Property Office or any other governmental authority in order to effect an assignment of all right, title and interest in any Intellectual Property constituting Collateral, and record the same.  Each Credit Party hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Credit Party or otherwise) to execute and file any IP Security Documents to evidence and perfect the Collateral Agent’s security interest in any after-acquired Recordable Intellectual Property.

Section 14.05       In Addition to Other Rights; No Marshalling.  This Agreement is in addition to and is not in any way prejudiced by or merged with any other security interest or Lien now or subsequently held by the Collateral Agent in respect of any Obligations.  The Secured Parties shall be under no obligation to marshal in favour of the Credit Parties any other security interest or Lien or any money or other property that the Secured Parties may be entitled to receive or may have a claim upon.

Section 14.06       Covenants.  Each Credit Party covenants and agrees with the Collateral Agent (for its own benefit and for the benefit of the other Secured Parties) that:

(a)           such Credit Party will keep and maintain proper books and records of its Accounts and Contracts, in which full, true and correct entries in conformity with generally accepted accounting principles and all

Requirements of Law shall be made of all such Accounts and Contracts, and such Credit Party will make the same available on such Credit Party’s premises to officers and designated representatives of the Collateral Agent for inspection in accordance with the terms and conditions set forth in this Agreement.  Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Credit Party shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Credit Party).  Subject to entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders, upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so requests, such Credit Party shall legend, in form and manner satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Credit Party evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein;

(b)           subject to entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders, upon the occurrence and during the continuance of an Event of Default, after giving notice to the relevant Credit Party of its intent to do so, if the Collateral Agent so directs any Credit Party, such Credit Party agrees (i) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (ii) that the Collateral Agent may, at its option, directly notify the obligors in its own name or in the name of others with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (i), and (iii) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Credit Party; provided that, (x) any failure by the Collateral Agent to give or any delay in giving such notice to the relevant Credit Party shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 14.06(b) and (y) no such notice shall be required if an Event of Default has occurred and is continuing.  Subject to entry and the terms of the Financing Orders, including the Post-Petition Intercreditor Arrangements, without notice to or assent by any Credit Party, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Obligations in the manner provided in this Agreement.  The reasonable costs and expenses of collection (including reasonable legal fees), whether incurred by a Credit Party or the Collateral Agent, shall be borne by the relevant Credit Party.  The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Credit Party, provided that (x) the failure by the Collateral Agent to so notify such Credit Party shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section and (y) no such notice shall be required if an Event of Default has occurred and is continuing;

(c)           except in accordance with such Credit Party’s ordinary course of business and consistent with reasonable business judgment, or as permitted hereunder or by the Credit Documents, no Credit Party shall rescind or cancel any indebtedness evidenced by any Account, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account, or interest therein, without the prior written consent of the Collateral Agent unless such rescissions, cancellations, modifications, adjustments, extensions, renewals, compromises, settlements, releases, or sales would not reasonably be expected to materially adversely affect the value of the Accounts constituting Collateral taken as a whole.  Except as otherwise permitted by the Credit Documents, no Credit Party will do anything to impair the rights of the Collateral Agent in the Accounts or Contracts;

(d)           such Credit Party shall endeavor in accordance with historical business practices to cause to be collected from the Account Debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract.  Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default or otherwise required pursuant to the Credit Agreement, any Credit Party may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Credit Party finds appropriate in accordance with reasonable business judgment, (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Credit Party finds appropriate in accordance with reasonable business judgment and (iii) any other adjustments necessary or desirable in the Credit Party’s reasonable business judgment.  The reasonable costs and expenses (including, without limitation, reasonable legal fees) of collection, whether incurred by a Credit Party or the Collateral Agent, shall be borne by the relevant Credit Party;

(e)           anything herein to the contrary notwithstanding, the Credit Parties shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts.  Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Credit Party under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times;

(f)            anything herein to the contrary notwithstanding, the Credit Parties shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract.  Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Credit Party under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times;

(g)           [reserved];

(h)           each Credit Party will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required relating to its Accounts, Contracts, Instruments and other property or rights which constitute Collateral, as the Collateral Agent may reasonably require for the purpose of obtaining or preserving the full benefits of the security interests, rights and powers herein granted;

(i)            each Credit Party will do nothing to impair the rights of the Collateral Agent in the Collateral.  Each Credit Party or an affiliate on behalf of such Credit Party will at all times maintain insurance, at such Credit Party’s own expense to the extent and in the manner provided in the Secured Debt Agreements.  If any Event of Default shall have occurred and be continuing, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 14.08(e).  Each Credit Party assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Credit Party to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Credit Party;

(j)            to the extent practicable, each Credit Party agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Credit Party shall request that such warehouse receipt or receipt in the nature thereof shall not be a “negotiable” document of title (as such term is used in Section 26(1) of the PPSA or Section 7-104 of the UCC, in each case, as in effect in any relevant jurisdiction or under other relevant law);

(k)           each Credit Party will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly furnish to the Collateral Agent such information with respect to the Collateral

(including the identity of the Collateral or such components thereof as may have been reasonably requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent;

(l)            each Credit Party will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral; provided, that notwithstanding anything herein to the contrary, the Credit Parties shall not be required to (i) take any action to perfect any security interest in any Collateral under the laws of any jurisdiction outside of the United States or Canada or (ii) enter into any control agreement or similar arrangements relating to any Deposit Account; and

(m)          each Credit Party agrees to file such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and for the purpose of obtaining and preserving the full benefits of the other rights and security contemplated hereby.  Each Credit Party will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.  Each Credit Party hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Credit Party where permitted by law (and such authorization includes describing the Collateral as “all assets and all personal property whether now owned or hereafter acquired” or as “all present and after-acquired personal property” of such Credit Party or words of similar effect).

Section 14.07       Security Representations and Warranties.  Each Credit Party represents and warrants, as applicable, as of the date hereof, as follows:

(a)                           Such Credit Party is the record and beneficial owner of Securities and Security Entitlements forming part of the Collateral.  No security agreement, financing statement or other notice with respect to any or all of the Collateral is on file or on record in any public office, except for filings with respect to Permitted Liens.

(b)                           The terms of any interest in a partnership or limited liability company that is Collateral expressly provide that such interest is a “security” for the purposes of the Securities Transfer Act (Ontario), as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation.

Section 14.08       Remedies.

(a)           Each Credit Party agrees that, subject to entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured party under any PPSA, any UCC, and such additional rights and remedies to which a secured party is entitled under the laws in effect in all relevant jurisdictions and may:

(i)            personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Credit Party or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Credit Party’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Credit Party;

(ii)           instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Credit Party in respect of such Collateral;

(iii)          sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 14.08(b) hereof, or direct such Credit Party to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(iv)          take possession of the Collateral or any part thereof, by directing such Credit Party in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Credit Party shall at its own expense:

(A)          forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(B)          store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 14.08(b) hereof; and

(C)          while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(v)           license or sublicense, on a royalty free basis, whether on an exclusive or nonexclusive basis, any Intellectual Property included in the Collateral (in the case of Trademarks, subject to reasonable quality control and in connection with goods and services of a similar type and quality sold by the applicable Credit Party under such Trademarks), subject to those exclusive licenses granted by Credit Parties in effect on the date hereof and those granted by any Credit Party hereafter to the extent permitted by the Credit Agreement for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine, it being understood that any such license may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided, that any such license shall be binding upon the Credit Parties notwithstanding any subsequent cure of an Event of Default;

(vi)          apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 14.18(e); and

(vii)         take any other action as specified in the PPSA or in the UCC;

it being understood that each Credit Party’s obligation so to deliver the Collateral is of the essence of this Article 14 and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Credit Party of said obligation.  By accepting the benefits of this Agreement and each other Security Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lender and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent or the holders of at least a majority of the outstanding other Obligations, as the case may be, for the benefit of the Secured Parties upon the terms of this Agreement and the other Security Documents.

(b)           To the extent permitted by applicable law, subject to entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders:

(i)            if any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 14.08(a) hereof and any other

Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Credit Party which the Collateral Agent shall reasonably determine to be commercially reasonable.

(ii)           any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of the UCC and the PPSA and/or such other mandatory requirements of applicable law as may apply to the respective disposition.

(iii)          the Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned.

(iv)          to the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 14.08(b) without accountability to the relevant Credit Party.

(v)           the Collateral Agent may also accept the Collateral in satisfaction of the Obligations.  Each Credit Party agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Credit Party’s expense.

(c)           Subject to entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders, the Collateral Agent may take proceedings in any court of competent jurisdiction for the appointment of a receiver (which term includes a receiver and manager) of the Collateral or may by appointment in writing appoint any person to be a receiver of the Collateral; the Collateral Agent may remove any receiver appointed by it and appoint another in its place, and may determine the remuneration, acting reasonably, of any receiver, which may be paid from the proceeds of the Collateral in priority to other Obligations; any receiver appointed by the Collateral Agent shall, to the extent permitted by applicable law, have all of the rights, benefits and powers of the Collateral Agent under this Agreement, the PPSA or otherwise; any receiver shall be deemed the agent of the Credit Parties and the Collateral Agent shall not be in any way responsible for any misconduct or negligence of any receiver.

(d)           Except as otherwise provided in this Agreement, subject to entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders, EACH CREDIT PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Credit Party hereby further waives, to the extent permitted by law:

(i)            all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii)           all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii)          all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Credit Party, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Credit Party therein and thereto, and shall be a perpetual bar both at law and in equity against such Credit Party and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Credit Party.

(e)           Subject to entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders, all moneys collected by the Collateral Agent (or, to the extent any other Security Document requires proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the Collateral Agent under such other Security Document) upon any sale or other disposition of the Collateral (or the collateral under the relevant Security Document), together with all other moneys received by the Collateral Agent hereunder (or under the relevant Security Document), in each case, as a result of the exercise of remedies by the Collateral Agent after the occurrence and during the continuance of an Event of Default, shall be applied as follows:

(i)            first, to the payment of all amounts owing the Collateral Agent in respect of the Obligations and any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(ii)           second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to any Agent or any of its Affiliates in respect of any amounts paid by any Indemnified Person as to which such Indemnified Person has the right to reimbursement under this Agreement and all amounts owing to any Agent or any of its Affiliates pursuant to any of the Credit Documents in its capacity as such;

(iii)          third, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (ii), inclusive, ratably to any other then remaining unpaid Obligations; and

(iv)          fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement, to the relevant Credit Party or to whomever may be lawfully entitled to receive such surplus.

For purposes of this Article 14, “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s Obligations, and the denominator of which is the then outstanding amount of all Obligations. All payments required to be made hereunder shall be made to the Administrative Agent for the account of the Secured Parties.

For purposes of applying payments received in accordance with this Section 14.18(e), the Collateral Agent shall be entitled to rely upon the Administrative Agent for a determination (which the Administrative Agent agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations owed to the Secured Parties.  It is understood that the Credit Parties are and shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

(f)            Subject to entry and the terms of the Post-Petition Intercreditor Arrangements, including the Financing Orders, each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Security Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof.  No notice to or demand on any Credit Party in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.  In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable legal fees, and the amounts thereof shall be included in such judgment.

(g)           In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Credit Party, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

(h)           Any amounts paid by any Indemnified Person as to which such Indemnified Person has the right to reimbursement shall constitute Obligations secured by the Collateral.  The indemnity obligations of each Credit Party contained in the Credit Agreement shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Term Loans made, under this Agreement and the payment of all other Obligations and notwithstanding the discharge thereof.

*      *      *      *      *

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BORROWER:

PERFORMANCE SPORTS GROUP LTD.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Executive Vice-President, General Counsel and Corporate Secretary

SUBSIDIARY GUARANTORS:

BPS US HOLDINGS INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

EASTON BASEBALL/SOFTBALL INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

BAUER HOCKEY, INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Executive Vice-President, General Counsel and Secretary

[Signature Page to Superpriority Debtor-In-Possession Credit Agreement]

BAUER HOCKEY RETAIL INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

BAUER PERFORMANCE SPORTS UNIFORMS INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

PERFORMANCE LACROSSE GROUP INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

BPS DIAMOND SPORTS INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

PSG INNOVATION INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

[Signature Page to Superpriority Debtor-In-Possession Credit Agreement]

KBAU HOLDINGS CANADA, INC.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

BAUER HOCKEY RETAIL CORP.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

EASTON BASEBALL/SOFTBALL CORP.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

BAUER HOCKEY CORP.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

BPS CANADA INTERMEDIATE CORP.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

[Signature Page to Superpriority Debtor-In-Possession Credit Agreement]

BPS DIAMOND SPORTS CORP.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

BAUER PERFORMANCE SPORTS UNIFORMS CORP.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

PERFORMANCE LACROSSE GROUP CORP.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

PSG INNOVATION CORP.

By:	/s/ Michael J. Wall
Name:	Michael J. Wall
Title:	Secretary

[Signature Page to Superpriority Debtor-In-Possession Credit Agreement]

LENDER:

9938982 CANADA INC.

By:	/s/ Paul Desmarais, III
Name:	Paul Desmarais, III
Title:	Executive Chairman

By:	/s/ Samuel Robinson
Name:	Samuel Robinson
Title:	President

[Signature Page to Superpriority Debtor-In-Possession Credit Agreement]

ADMINISTRATIVE AGENT:

9938982 CANADA INC.

By:	/s/ Paul Desmarais, III
Name:	Paul Desmarais, III
Title:	Executive Chairman

By:	/s/ Samuel Robinson
Name:	Samuel Robinson
Title:	President

[Signature Page to Superpriority Debtor-In-Possession Credit Agreement]